UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Pennsylvania Real Estate Investment Trust
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PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JUNE 2, 2011

The Annual Meeting of Shareholders of Pennsylvania Real Estate Investment Trust will be held on Thursday, June 2, 2011 at 11:00 a.m. Eastern Time at the Hyatt at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102 for the following purposes:

(1)	To elect 12 trustees nominated by the Board of Trustees and named in this Proxy Statement for a term expiring at the 2012 Annual Meeting of Shareholders;

(2)	To hold an advisory vote on the overall compensation of our named executive officers;

(3)	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

(4)	To ratify the selection of KPMG LLP as our independent auditor for 2011; and

(5)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Our Board of Trustees has fixed the close of business on April 8, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, please complete, sign and date the enclosed proxy card and return it promptly so that your shares may be voted. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Trustees

BRUCE GOLDMAN

Secretary

Philadelphia, Pennsylvania

April 27, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 2, 2011:

This Proxy Statement and PREIT’s Annual Report to Shareholders for the fiscal year ended December 31, 2010 are available at www.preit.com by clicking on “Investor Relations,” then clicking on “SEC Filings” and then clicking on “Latest Proxy” or “Latest Annual Report,” respectively.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

200 South Broad Street

Philadelphia, Pennsylvania 19102

www.preit.com

PROXY STATEMENT

The Annual Meeting of Shareholders of Pennsylvania Real Estate Investment Trust, or PREIT, will be held on Thursday, June 2, 2011 at 11:00 a.m. Eastern Time at the Hyatt at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. We are mailing this Proxy Statement on or about April 29, 2011 to each holder of PREIT’s issued and outstanding common shares of beneficial interest entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the meeting. We are mailing our Annual Report to Shareholders for the fiscal year ended December 31, 2010 together with this Proxy Statement. We have included the Annual Report for informational purposes and not as a means of soliciting your proxy.

We have fixed the close of business on April 8, 2011 as the record date for the Annual Meeting. All holders of record of PREIT’s common shares of beneficial interest at that time are entitled to notice of and are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. On the record date, 55,646,560 common shares of beneficial interest were outstanding.

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, the U.S. Securities and Exchange Commission (“SEC”) has approved a New York Stock Exchange (“NYSE”) rule that determines the manner in which your vote in the election of trustees will be handled at our upcoming 2011 Annual Meeting of Shareholders. As in past years, shareholders who hold PREIT shares through a broker, bank or other financial institution are receiving proxy materials and voting instructions before the shareholder meeting. Prior to our 2010 Annual Meeting, if you did not transmit your voting instructions before the shareholder meeting, your broker was allowed to vote on your behalf on the election of trustees and other matters considered to be routine.

A New Rule for Shareholder Voting

Effective January 1, 2010, your broker is no longer permitted to vote on your behalf on the election of trustees unless you provide specific instructions by completing and returning the voting instruction form or following the voting instructions provided to you to vote your shares via telephone or the Internet. For your vote with respect to the election of trustees to be counted, you need to communicate your voting decisions to your broker, bank or other financial institution before the date of the 2011 Annual Meeting of Shareholders and any earlier date specified in the voting instructions provided by your broker, bank or other financial institution.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of PREIT and to fulfill the objectives of the majority voting standard that we apply in the election of trustees. If you are receiving this Proxy Statement from a broker, bank or other financial institution, please review the proxy materials and follow the instructions on the voting instruction form to communicate your voting decisions to your broker, bank or other financial institution. We hope you will exercise your rights and fully participate as a shareholder in PREIT’s future.

VOTING AND REVOCABILITY OF PROXIES

We hope you will attend the Annual Meeting. Whether or not you expect to attend the meeting in person, please complete, sign, date and return the enclosed proxy card in the accompanying envelope so that your shares will be represented. The envelope is addressed to our transfer agent and requires no postage. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you receive more than one proxy card because you have multiple accounts, you should sign and return all proxy cards received, or submit all proxy cards by telephone or through the Internet, in order for all of your shares to be voted.

On each matter subject to a vote at the Annual Meeting and any adjournment or postponement of the meeting, each holder of common shares will be entitled to one vote per share. With respect to the election of trustees (Proposal One), assuming a quorum is present, and subject to the majority voting provisions of our corporate governance guidelines, which are described below, the 12 nominees receiving the highest number of votes cast at the meeting will be elected as trustees. With respect to the advisory vote to approve the overall compensation of the Company’s named executive officers as described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying tabular and narrative disclosure (Proposal Two) and the vote on ratification of the selection of KPMG LLP as our independent auditor for 2011 (Proposal Four), assuming a quorum is present, in each case the proposal will be approved if a majority of the shares present in person or by proxy and being cast as a vote on the proposal are voted “FOR” the proposal. With respect to the vote on the frequency of the advisory vote on executive compensation, the frequency (conducting such a vote every one, two or three years) receiving the highest number of votes present in person or by proxy and cast as a vote on the proposal will be deemed the frequency favored by the shareholders. Proposals Two and Three are non-binding. If you mark your proxy as “Withhold Authority” or “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter, but will count toward the establishment of a quorum. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

Under the majority voting provisions of our corporate governance guidelines, any nominee for trustee who receives enough votes to be elected, but who receives a greater number of “Withhold Authority” responses regarding his or her election than votes “FOR” such election, will be required to promptly tender his or her resignation to the Nominating and Governance Committee of the Board of Trustees following certification of the shareholder vote. The Nominating and Governance Committee and our Board of Trustees will consider and act upon such a resignation in accordance with the procedures described below under “PROPOSAL ONE—ELECTION OF TRUSTEES—Required Vote.”

You may vote your shares at the Annual Meeting in person or by proxy. All valid proxies received before the Annual Meeting will be voted according to their terms. If you complete your proxy properly, whether by completing and returning a proxy card or by submitting your instructions by telephone or through the Internet, but do not provide instructions as to how to vote your shares, your proxy will be voted “FOR” the election of all trustees nominated by our Board of Trustees, “FOR” the approval of the overall compensation of the Company’s named executive officers as described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying tabular and narrative disclosure, for an advisory vote to be held each year on executive compensation and “FOR” the ratification of KPMG LLP as our independent auditor. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the Annual Meeting by filing an instrument revoking it with our secretary or by submitting a duly executed proxy bearing a later date. You also may revoke your proxy by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy.

Some banks, brokers and other nominee record holders might be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report might have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling us as follows: Investor Relations, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102; Telephone: 215-875-0735. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain trustees, officers and employees of PREIT and its subsidiaries may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. We have also hired Mackenzie Partners to assist us in the solicitation of votes, for a fee of $12,500, plus out-of-pocket expenses, for these services. The enclosed proxy is solicited by and on behalf of our Board of Trustees.

PROPOSAL ONE —

ELECTION OF TRUSTEES

PREIT’s Board of Trustees has nominated Dorrit J. Bern, Stephen B. Cohen, Joseph F. Coradino, M. Walter D’Alessio, Edward A. Glickman, Leonard I. Korman, Ira M. Lubert, Donald F. Mazziotti, Mark E. Pasquerilla, John J. Roberts, George F. Rubin and Ronald Rubin, each of whom currently serves as a trustee whose term expires at the Annual Meeting, for reelection at the Annual Meeting as trustees to serve until the Annual Meeting to be held in the spring of 2012 and until their respective successors have been duly elected and have qualified. As previously disclosed by PREIT in a Current Report on Form 8-K, one of our current trustees, Rosemarie B. Greco, decided not to stand for reelection at the 2011 Annual Meeting of Shareholders. In response to Ms. Greco’s decision, the Board has determined to decrease the number of trustees from 13 to 12.

If any of the foregoing nominees becomes unable to or declines to serve, the persons named in the accompanying proxy have discretionary authority to vote for a substitute or substitutes, unless the Board of Trustees reduces the number of trustees to be elected.

PREIT’s trust agreement provides that nominations for election to the office of trustee at any annual meeting of shareholders are made by the Board of Trustees, or by a shareholder if such shareholder provides a notice in writing delivered to our secretary not less than 90 nor more than 120 days before the anniversary date of the prior year’s meeting, and for an election at an annual meeting that is not within 30 days of such anniversary date or for a special meeting called for the election of trustees, not later than 10 days following the date on which notice of the meeting is mailed or disclosed publicly, whichever comes first. The notice must be signed by the holders of at least two percent of the common shares outstanding on the date of the notice. Shareholders making nominations of trustee candidates must provide in the notice, among other things, (a) information regarding share ownership and any hedging or other transaction to hedge the economic risk or to increase or decrease the voting power of such shareholder, (b) a description of all agreements or understandings between any such shareholder and each nominee and any other person, pursuant to which any such shareholder has a right to vote any shares, or pursuant to which the nominee or shareholder may be entitled to compensation, reimbursement of expenses or indemnification, including all such information that would be required to be disclosed under federal securities regulations if the nominee were nominated by the Board of Trustees, and (c) such other information regarding each nominee as would be required in a proxy statement had the nominee been nominated by the Board of Trustees. The complete text of these requirements is provided in Section 11.J of PREIT’s trust agreement, a copy of which may be obtained by written request to our secretary at our principal executive office and is also available on our website at www.preit.com. Nominations not made in accordance with the trust agreement procedures will not be considered, unless the number of persons properly nominated is fewer than the number of persons to be elected to the office of trustee at the Annual Meeting. In this latter event, nominations for the trustee positions that would not otherwise be filled may be made at the Annual Meeting by any person entitled to vote in the election of trustees.

The following table presents information with respect to the 12 nominees for the office of trustee and PREIT’s executive officers, including their ages, principal occupations and the number of shares beneficially owned by each of them as of March 31, 2011. In selecting nominees for election to the Board of Trustees, the members of the Nominating and Governance Committee and the Board of Trustees consider a number of factors that they deem relevant to service on the Board, including (1) personal integrity and ethics, (2) experience and maturity of judgment, (3) potential contributions to the collective knowledge, experience and capabilities of the Board of Trustees, (4) core competencies and willingness to participate actively in the work of the Board of Trustees and, in the case of non-management nominees, in the standing Committees of the Board of Trustees, (5) diversity of personal and professional backgrounds, and (6) the ability to work constructively and effectively with others. Generally, the Nominating and Governance Committee and the Board of Trustees considers it important that nominees have competencies in one or more of the following areas: the real estate industry, public or private finance, management, retail, accounting or government. Each nominee brings his or her particular set of personal experiences and competencies to the Board of Trustees, which were considered by the Nominating and Governance Committee and the Board of Trustees, and which are briefly highlighted in the chart below.

The address for each nominee for the office of trustee and each executive officer is c/o PREIT, The Bellevue, 200 South Broad Street, Third Floor, Philadelphia, Pennsylvania 19102.

Nominees for the Office of Trustee	Shares Beneficially Owned on March 31, 2011(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)
Dorrit J. Bern Age: 60 Trustee since: 2009	9,204	(3)	*

Fritzky Leadership Chair, Foster School of Business at the University of Washington, from 2009 to 2010. Former Chairman, President and Chief Executive Officer of Charming Shoppes, Inc., a multichannel specialty women’s apparel retailer, from 1997 to 2008, and Vice Chairman, President and Chief Executive Officer from 1995 to 1997. Group Vice President, women’s apparel and home furnishings, and other positions, Sears, Roebuck & Co., from 1987 to 1995. Merchandising positions at The Bon Marche and Joske’s, divisions of Allied Department Stores, from 1974 to 1987. Former director, OfficeMax Incorporated, and a member of its audit and compensation committees, from 2006 to 2011. Former director of Southern Company. Member of The Fashion Group International and The Committee of 200, an association of America’s women business leaders. Former member of the board of the National Retail Federation. Member of the board of the Jay H. Baker Retail Initiative at The Wharton School, University of Pennsylvania. Instructor for the Wharton School’s continuing education program for corporate board members.

Ms. Bern has an exceptional depth of experience in retail and merchandising, having served as the CEO of one of the largest women’s specialty retailers in the United States and in significant positions with other nationally-known retail companies. By virtue of her professional experience, as well as her past service on the board of a national consumer products retailer, Ms. Bern brings to the Board of Trustees relevant knowledge of numerous facets of the retail industry and of the factors that influence decisions by retailers concerning site selection. Her experience also provides Ms. Bern with expertise in, among other things, organizational development, strategic planning and mergers and acquisitions.

Stephen B. Cohen Age: 65 Trustee since: 2004	485,734	(4)	*

Professor of Law, Georgetown University, since 1980. Has also taught at Harvard University, Stanford University, the University of Wisconsin, the University of Capetown (South Africa) and Tel Aviv University. Served as Corporate Secretary and Board Member of the Southern Africa Enterprise Development Fund from 1994 to 2002 and as Deputy Assistant Secretary of State from 1978 to 1980.

In his capacity as a professor of federal income tax law and related subjects at one of the nation’s leading law schools, Mr. Cohen brings an exceptional depth of knowledge to the Board of Trustees concerning tax laws and policies, subjects of great importance to a real estate investment trust. Teaching and government and quasi-governmental experience have enabled Mr. Cohen to develop additional competencies relevant to service on the Board of Trustees, including, particularly, in the areas of accounting, corporate governance and executive compensation.

Nominees for the Office of Trustee	Shares Beneficially Owned on March 31, 2011(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)
Joseph F. Coradino Age: 59 Trustee since: 2006	228,554	(5)	*

President of PREIT Services, LLC and PREIT-RUBIN, Inc. since 2004. Executive Vice President-Retail of PREIT since 2001. Executive Vice President-Retail Division and Treasurer of PREIT-RUBIN, Inc. from 1998 to 2004. From 1997 to 1998, Senior Vice President-Retail Division and Treasurer, PREIT-RUBIN, Inc. Director of A.C. Moore Arts & Crafts, Inc. since 2006. Trustee of the University of the Arts, Philadelphia, Pennsylvania.

Mr. Coradino has been engaged in real estate development, management and leasing for substantially all of his professional life and currently serves as the senior officer for PREIT’s retail operations, as the principal officer in charge of redevelopment projects and as a member of the Office of the Chair of PREIT. Prior to joining PREIT as a senior executive in 1997, Mr. Coradino was an executive of The Rubin Organization, which was acquired by PREIT in 1997. Mr. Coradino brings to the Board an extensive knowledge of the properties and leasing program of PREIT and of trends and developments in the retail industry that are of vital significance to PREIT.

M. Walter D’Alessio Age: 77 Trustee since: 2005; Lead Independent Trustee since January 1, 2011	15,561	(6)	*

Vice Chairman of NorthMarq Capital, a Minneapolis-based real estate investment banking firm with an office in Philadelphia, and Senior Managing Director of NorthMarq Advisors, a real estate consultancy, since 2003. Non-executive Chairman of the Board of Brandywine Realty Trust (office and industrial real estate development and management), headquartered in Radnor, Pennsylvania, since 2004. Serves on the boards of directors of Exelon Corporation, Independence Blue Cross (Chairman), Point Five Technologies, Inc., the Federal Home Loan Bank–Pittsburgh and the Greater Philadelphia Chamber of Commerce. From 1982 to 2003, served as Chairman and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a commercial mortgage, banking and pension fund advisory firm headquartered in Philadelphia.

Mr. D’Alessio has served in senior executive positions with quasi-governmental and private companies in the real estate sector for substantially all of his professional life. By reason of this extensive experience, as well as his continuing service on the boards of public agencies, non-profit organizations and corporations, Mr. D’Alessio has gained an extraordinary degree of expertise in real estate valuation, finance and capital markets, corporate governance and executive compensation. In addition, Mr. D’Alessio’s active participation in governmental and community affairs enables him to provide valuable insights into matters of public policy and related considerations that affect the development of the properties of PREIT.

Nominees for the Office of Trustee	Shares Beneficially Owned on March 31, 2011(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)
Edward A. Glickman Age: 53 Trustee since: 2004	277,698	(7)	*

President and Chief Operating Officer of PREIT since 2004. Executive Vice President and Chief Financial Officer of PREIT from 1997 to 2004. Adjunct Professor of Finance, Stern School of Business, New York University. Director of the Fox Chase Cancer Center and the Bala Cynwyd Library.

Mr. Glickman began his professional career as an investment banker in New York City before joining The Rubin Organization as its chief financial officer. The Rubin Organization was acquired by PREIT in 1997. He initially served PREIT as its Chief Financial Officer before becoming its President and Chief Operating Officer in 2004 and a member of its Office of the Chair. Mr. Glickman brings to the Board of Trustees, among other skills, a deep understanding of public and private capital markets, the day-to-day operations and personnel of PREIT and economic conditions and developments that directly or indirectly affect the business and strategic direction of PREIT.

Leonard I. Korman Age: 75 Trustee since: 1996	568,215	(8)	1.0%

Chairman and Chief Executive Officer, Korman Commercial Properties, Inc. (real estate development and management). Partner of The Korman Company, trustee of Albert Einstein Health Care Network and Thomas Jefferson University. Former director of CoreStates Bank, N.A. Served on the Regional Advisory Board of First Union National Bank, and the boards of the Pennsylvania Academy of Fine Arts and the Jewish Federation of Greater Philadelphia.

Mr. Korman has been engaged in the acquisition, disposition, financing and management of residential and commercial real estate (including shopping centers) as an owner and senior executive for his entire adult life. In addition, he has served as a director of a large regional bank and on the boards of major community organizations. From this experience, Mr. Korman brings to the Board of Trustees an extensive knowledge of substantially all aspects of real estate investment, development and ownership, as well as valuable capabilities in strategic planning and finance.

Nominees for the Office of Trustee	Shares Beneficially Owned on March 31, 2011(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)
Ira M. Lubert Age: 61 Trustee since: 2001	18,704	(9)	*

Chairman of Independence Capital Partners and of Lubert-Adler Partners, L.P., companies specializing in private equity investments in real estate and other entrepreneurial opportunities. Co-founder and managing partner of LLR Equity Partners, L.P., a venture fund making private equity investments in Mid-Atlantic growth companies and middle market special opportunity situations. Chairman of GF Management, a company that specializes in the ownership and management of hospitality properties. Co-founder of the following funds: LEM Mezzanine Fund, a fund making mortgage loans; Quaker Bio Venture, a private equity fund engaged in making health care and life science investments; Patriot Financial Partners, a private equity fund focused on community banks, thrifts and other financial service related companies; Versa Capital Management, a fund specializing in distressed and special situations, including restructurings and turnarounds, reorganizations and recapitalizations; Rubinstein Partners, a fund specializing in directing and managing value-added office real estate investments; and LBC Partners, a fund that provides middle market financing solutions through debt and co-investments.

Mr. Lubert has founded and serves as the principal executive of several investment funds that engage in the acquisition, financing and management of real estate and other diverse business enterprises. From his experience in these activities, Mr. Lubert brings to the Board of Trustees, among other things, a deep and pragmatic understanding of evaluating and structuring investments in real estate and other businesses, finance and capital markets and organizational strategy and development.

Donald F. Mazziotti(10) Age: 65 Trustee since: 2003	20,188	(11)	*

Community Development Director, City of Beaverton, Oregon since 2009. Principal, Development Equities & Advisories LLC (real estate development and consulting) since 2005. Senior Vice President, Urban and Mixed Use Development, Harsch Investment Properties, Portland, Oregon, from 2005 to 2007. Chief Executive Officer, Portland Development Commission, 2001 to 2005. Chief Information Officer, State of Oregon, 1998 to 2000. Chairman of Delta Development Group, Inc. (government relations, economic planning and management consulting) from 1995 to 1997. Chief Executive Officer of Delta Development Group, Inc. from 1988 to 1998. Director and audit committee member, Portland State University Foundation since 2008. Director and audit committee member, Portland Family of Funds Holdings Inc., an Oregon mutual benefit corporation, since 2008. Member of the board and audit committee member of privately-held United Fund Advisors, LLC since 2008. Member of Crown American Realty Trust Board of Trustees from 1993 to 2003. Deputy Assistant Secretary of Transportation, USDOT, 1978 to 1981.

Prior to joining the Board of Trustees, Mr. Mazziotti served on the board of trustees of Crown American Realty Trust, which was merged into PREIT in 2003. Mr. Mazziotti’s experience on the board of trustees of Crown American Realty Trust combined with his extensive experience in state and municipal government, including relating to information technology, his work as a consultant in the area of real estate development and his service on the boards and audit committees of community organizations, adds to the competency of the Board of Trustees in the areas of real estate development, government oversight, regulation and policy, accounting, financial and information technology matters and strategic planning.

Nominees for the Office of Trustee	Shares Beneficially Owned on March 31, 2011(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)
Mark E. Pasquerilla(10) Age: 51 Trustee since: 2003	461,661	(12)	*

President of Pasquerilla Enterprises, LP since 2006 and sole member of Pasquerilla Enterprises, LLC since 2006. Officer of Crown American Enterprises, Inc. since 1992 and director from 1992 to 2006. President and Chairman of Crown Holding Company and its various subsidiaries and affiliates from 1999 to 2006. Vice Chairman and President of Crown Holding Company from 1993 to 1999. Chairman of the Board of Trustees and Chief Executive Officer of Crown American Realty Trust from 1999 to 2003. Vice Chairman of Crown American Realty Trust from 1998 to 1999. President of Crown American Realty Trust from 1993 to November 2003. Director of AmeriServ Financial, Inc., AmeriServ Financial Bank, AmeriServ Life Insurance Company, and AmeriServ Associates, Inc. since 2001. Board member of Concurrent Technologies Corporation, a charitable organization, since 1990. Board member of Community Foundation for the Alleghenies, a charitable organization, since 1991. Board member of United Way of the Laurel Highlands, a charitable organization, since 2002. Advisory board member of University of Pittsburgh at Johnstown since 1988. Board member of Johnstown (Pennsylvania) Area Heritage Association; President of Greater Johnstown Regional Partnership; and Trustee of International Council of Shopping Centers from 2002 to 2005.

As the chairman and chief executive officer of Crown American Realty Trust at the time of its merger into PREIT in 2003, Mr. Pasquerilla brings to the Board a broad understanding of the retail real estate industry and knowledge of the properties acquired by PREIT from Crown American Realty Trust and the communities that they serve. Mr. Pasquerilla served as a trustee of the International Council of Shopping Centers, a leading trade organization, and is currently a director of a publicly-owned bank and on the boards of several community organizations. Mr. Pasquerilla’s competencies are derived from his business experience and community service activities, and include a knowledge of real estate acquisitions, finance and management, private and public capital markets, organizational development and strategic planning.

John J. Roberts Age: 66 Trustee since: 2003	16,763	(13)	*

Former Global Managing Partner and member of Leadership Team, PricewaterhouseCoopers LLP, completing a 35 year career with the firm in 2002. Director, Armstrong World Industries, Inc., Safeguard Scientifics, Inc. and Vonage Holdings Corp. Member of American Institute of CPAs. Former director of SICOR, Inc., Philadelphia First Corporation, Greater Philadelphia Chamber of Commerce, Urban Affairs Partnership, and University City Science Center. Former member of the advisory boards of the Kellogg School and the University of Southern California School of Accounting. Former trustee of Drexel University.

By reason of his 35-year career in public accounting, which included service as a senior executive with a global accounting firm, and his service on the boards and audit committees of other public companies, Mr. Roberts brings an exceptionally high level of accounting and audit expertise to the Board and the Audit Committee. His experience has also enabled Mr. Roberts to interact knowledgeably and effectively with PREIT’s independent auditors and with the accounting and finance personnel of PREIT. In addition, his experience as an accounting executive and as a board member of businesses in diverse industries and nonprofit organizations has given Mr. Roberts additional capabilities, including strategic planning and corporate governance.

Nominees for the Office of Trustee	Shares Beneficially Owned on March 31, 2011(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)
George F. Rubin(14)(15) Age: 68 Trustee since: 1997	858,600	(16)	1.5%

Vice Chairman of PREIT since 2004. President and Secretary, PREIT Services, LLC and PREIT-RUBIN, Inc. from 1997 to 2004. Board Member of Elwyn Institute. Chairman of the Board of Thorncroft Therapeutic Horseback Riding, Inc. Trustee emeritus of Lafayette College. Former treasurer of the Philadelphia Vietnam Veterans Memorial Committee. Appointed by former President George W. Bush to the Veterans Committee on Education.

Mr. Rubin has been engaged in all aspects of real estate acquisition, development and management since joining The Rubin Organization following his military service. The Rubin Organization was acquired by PREIT in 1997, and Mr. Rubin serves as the principal executive of PREIT in the areas of property acquisition and disposition and ground-up development. He also serves as a member of the Office of the Chair. Mr. Rubin adds to the depth of the knowledge of the Board of Trustees concerning the core operations of PREIT, particularly regarding real estate investment and development and project planning and finance.

Ronald Rubin(14)(15) Age: 79 Trustee since: 1997	1,781,271	(17)	3.1%

Chairman of PREIT since 2001. Chief Executive Officer of PREIT since 1997. Chairman and Chief Executive Officer of The Rubin Organization, Inc. (renamed PREIT-RUBIN, Inc. upon acquisition by PREIT in 1997) from 1992 to 1997. Trustee of International Council of Shopping Centers. Past Chairman of Center City District and past Chairman of the Greater Philadelphia Chamber of Commerce. Director of PECO Energy Company, a subsidiary of Exelon Corporation. Director of the Regional Performing Arts Center. Past President of Jewish Federation of Greater Philadelphia. Co-Chairman of the National Museum of American Jewish History and served on the boards of the Franklin Institute, the Philadelphia Orchestra and the United Jewish Appeal.

Mr. Rubin has been engaged in real estate ownership, development and management for his entire adult life and is widely recognized as a leader in the industry. Prior to his election as Chief Executive Officer of PREIT, Mr. Rubin was chief executive officer of The Rubin Organization, which was acquired by PREIT in 1997. PREIT acquired The Rubin Organization, in significant part, to secure the leadership and extensive real estate industry knowledge, experience and relationships of Mr. Rubin and the team of executives that he had assembled. Mr. Rubin brings to the Board of Trustees extensive business experience, effective leadership and a vast knowledge of PREIT, its properties and the real estate industry.

Non-Trustee Executive Officers	Shares Beneficially Owned on March 31, 2011(1)
Principal Occupation and Affiliations	Number		Percent of Class(2)
Jonathen Bell Age: 43	39,240	(18)	*

Senior Vice President of PREIT since 2007. Chief Accounting Officer of PREIT since 2006. Vice President-Financial Services of PREIT from 1999 to 2007. From 2003 to 2006, Corporate Controller of PREIT. From 1997 to 1999, controller of Washington REIT in Rockville, Maryland.

Bruce Goldman Age: 52	66,550	(19)	*

Executive Vice President and General Counsel of PREIT since 2002, and Secretary of PREIT since 2005. From 2001 to 2002, Senior Vice President-General Counsel of PREIT. From 2000 to 2001, Senior Vice President-Legal of PREIT. From 1997 to 2000, Vice President of New City Development, the development subsidiary of Mirage Resorts, Inc.

Douglas S. Grayson Age: 52	92,542	(20)	*

Executive Vice President-Development of PREIT since 2002. Executive Vice President-Development of PREIT-RUBIN, Inc. from 1998 to 2002. From 1997 to 1998, Vice President of PREIT-RUBIN, Inc.

Jeffrey A. Linn Age: 62	87,775	(21)	*

Executive Vice President-Acquisitions of PREIT since 2001. From 1995 to 2001, Senior Vice President-Acquisitions of PREIT. Secretary of PREIT from 1995 to 2005.

Robert F. McCadden Age: 53	164,261	(22)	*

Executive Vice President and Chief Financial Officer of PREIT since 2004. From 2002 to 2004, Partner of KPMG LLP. From 1993 to 2002, Partner of Arthur Andersen LLP. Director of Independence Realty Trust, Inc. (multifamily real estate investment and management) since February 2011.

All Trustees and executive officers as a group (17 persons)	5,064,203	(23)	8.8%

*	Less than one percent.

(1)	Unless otherwise indicated in the following footnotes, each trustee and executive officer has sole voting and investment power with respect to all such shares.

(2)	Based on 55,646,560 common shares of beneficial interest outstanding as of March 31, 2011.

(3)	Includes 6,704 shares that Ms. Bern owns directly and 2,500 shares subject to options that become exercisable within 60 days. Excludes 2,500 shares subject to exercisable options that will vest in two equal annual installments beginning in May 2012.

(4)	Includes 46,021 shares that Mr. Cohen owns directly, 37,056 shares owned by an Indenture of Trust of which Mr. Cohen is a beneficiary, 243,944 shares owned by the Deed of Trust of Sylvan M. Cohen of which Mr. Cohen is a future beneficiary, 153,713 shares owned by the Sylvan M. Cohen Charitable Remainder Trust of which Mr. Cohen is a trustee and 5,000 shares subject to exercisable options. Mr. Cohen has shared voting and investment power with respect to the 153,713 shares owned by the Sylvan M. Cohen Charitable Remainder Trust.

(5)	Includes 118,956 shares that Mr. Coradino owns directly, 6,011 Class A units of limited partnership interest in PREIT Associates, L.P. that Mr. Coradino owns directly, 76,404 Class A units of limited partnership interest in PREIT Associates, L.P. held by Mr. Coradino’s spouse, and 27,183 Class A units held by a grantor retained annuity trust of which Mr. Coradino is a trustee and Mr. Coradino’s spouse is a beneficiary. Class A units are redeemable for cash or, at PREIT’s option, for a like number of shares. Mr. Coradino disclaims beneficial ownership of the Class A units held by or for the benefit of his spouse.

(6)	Includes 10,561 shares that Mr. D’Alessio owns directly and 5,000 shares subject to exercisable options.

(7)	Includes 230,990 shares that Mr. Glickman owns directly and 46,708 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares.

(8)	Includes 429,892 shares that Mr. Korman owns directly, 420 shares owned by Mr. Korman’s spouse, 118,575 shares held in trusts of which Mr. Korman is a co-trustee and 19,328 shares held in trusts of which Mr. Korman is a co-trustee and the sole beneficiary. Mr. Korman disclaims beneficial ownership of the 118,575 shares held in trusts of which Mr. Korman is a co-trustee and the 420 shares owned by Mr. Korman’s spouse.

(9)	Includes 13,704 shares that Mr. Lubert owns directly and 5,000 shares subject to exercisable options.

(10)	In accordance with the merger agreement between PREIT and Crown American Realty Trust, PREIT expanded the size of its Board of Trustees by two in December 2003 and elected Messrs. Pasquerilla and Mazziotti, who were members of Crown’s board at the time of the merger, to fill the vacancies created by the expansion.

(11)	Includes 6,038 shares that Mr. Mazziotti owns directly, 9,150 shares as to which Mr. Mazziotti shares voting and investment power with his spouse and 5,000 shares subject to exercisable options.

(12)	Includes 9,536 shares that Mr. Pasquerilla owns directly, 5,000 shares subject to exercisable options, 45,211 shares held by Marenrico Partnership, and 401,914 shares held by Pasquerilla, LLC, an entity controlled by Mr. Pasquerilla. All of the shares held by Pasquerilla, LLC are pledged as collateral to First Commonwealth Bank. 33,575 shares held by Marenrico Partnership are pledged as collateral to Merrill Lynch with respect to a margin account.

(13)	Includes 11,763 shares that Mr. Roberts owns directly and 5,000 shares subject to exercisable options.

(14)	In accordance with an agreement that PREIT entered into in connection with its 1997 acquisition of The Rubin Organization, Inc., the Board of Trustees of PREIT elected Ronald Rubin and George F. Rubin as trustees of PREIT in 1997 to fill vacancies created by the resignations of two former trustees. Ronald Rubin and George F. Rubin are brothers.

(15)	The employment agreements between PREIT and each of Ronald Rubin and George F. Rubin provide that, during the term of their respective employment agreements, the Board of Trustees shall nominate Ronald Rubin and George F. Rubin, respectively, as a candidate for election to the Board of Trustees at each annual meeting at which his term as a trustee is scheduled to expire.

(16)	Includes 222,964 shares that George Rubin owns directly, 97,999 shares held by a trust of which George Rubin is a trustee, 27,800 shares held by the Non-QTIP Marital Trust under the Will of Richard I. Rubin, of which Ronald Rubin and George Rubin are beneficiaries (the “Marital Trust”), 7,834 shares held by a trust of which George Rubin is a trustee and beneficiary, 5,750 shares held by trusts of which George Rubin is a trustee, 900 shares held by a trust, the beneficiary of which is George Rubin’s daughter, and 1,063 shares held by George Rubin’s spouse. George Rubin disclaims beneficial ownership of all the shares owned by his spouse and of all the shares held in trust, except for those shares held by a trust of which he is also a beneficiary. Also includes 494,290 Class A units of limited partnership interest in PREIT Associates, L.P. (86,934 of which are held by the Marital Trust and 193,217 of which are held by grantor retained annuity trusts of which George Rubin is a trustee) that are redeemable for cash or, at PREIT’s option, for a like number of shares. Excludes 5,227 Class A units held by Pan American Office Investments, L.P. George Rubin holds limited partnership interests in Pan American Office Investments, L.P.

(17)	Includes 643,115 shares that Ronald Rubin owns directly, 27,800 shares held by the Marital Trust, 5,000 shares held by a trust of which Ronald Rubin is a trustee and beneficiary, 8,584 shares held by trusts of which Ronald Rubin is a trustee, and 1,096,772 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares, 86,934 of which are held by the Marital Trust, 273,614 of which are held by grantor retained annuity trusts of which Ronald Rubin is a trustee and 5,227 of which are held by Pan American Office Investments, L.P. Ronald Rubin controls and holds substantial ownership interests in Pan American Office Investments, L.P.

(18)	Mr. Bell directly owns all 39,240 shares.

(19)	Mr. Goldman directly owns all 66,550 shares.

(20)	Includes 31,570 shares that Mr. Grayson owns directly, 37,055 shares as to which he shares voting and investment power with his spouse and 23,917 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares.

(21)	Mr. Linn directly owns 87,461 shares and shares voting and investment power with his spouse as to 314 shares.

(22)	Mr. McCadden directly owns 145,617 shares and shares voting and investment power as to 18,644 shares with his spouse.

(23)	Includes 3,347,352 shares held directly or indirectly, 32,500 shares subject to exercisable options and an aggregate of 1,684,351 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares. In certain instances, two trustees beneficially own the same shares because they share voting or investment power over the shares. These shares have been counted only once in this total.

Required Vote

With respect to the election of trustees, assuming a quorum is present, and subject to the majority voting provisions of our corporate governance guidelines described below, the 12 nominees receiving the highest number of votes cast at the Annual Meeting will be elected trustees. If you mark your proxy as “Withhold Authority” in the election of any of the trustees, or if you give specific instructions that no vote be cast in the election of any of the trustees, the shares represented by your proxy will not be voted in the election of such trustee(s), but will count toward the establishment of a quorum.

Pursuant to PREIT’s corporate governance guidelines, if any nominee for trustee receives a greater number of “Withhold Authority” responses regarding his or her election than votes “FOR” his or her election, that nominee will be required to promptly tender his or her resignation to the Nominating and Governance Committee of the Board of Trustees following certification of the shareholder vote. The Nominating and Governance Committee of the Board of Trustees will consider the resignation offer and recommend to the Board of Trustees whether or not to accept it. The Board of Trustees will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board of Trustees will promptly disclose its decision as to whether to accept the trustee’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release to be disseminated in the manner that PREIT’s press releases typically are distributed or by other means of public disclosure.

Any trustee tendering his or her resignation pursuant to the procedures described above will not participate in the Nominating and Governance Committee recommendation or any other action of the Board of Trustees regarding whether to accept the resignation. If each member of the Nominating and Governance Committee receives a majority of votes marked “Withhold Authority” in the same election, then the independent members of our Board of Trustees who did not receive a majority of votes marked “Withhold Authority” would appoint a committee among themselves (which may consist of some or all of them) to consider the resignation and recommend to the Board of Trustees whether to accept them.

Board Recommendation

Our Board of Trustees recommends that shareholders vote FOR the election of each of the individuals named in this Proxy Statement and nominated for election as trustees by our Board of Trustees.

PROPOSAL TWO —

ADVISORY VOTE ON THE COMPENSATION OF

NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our shareholders have the opportunity to vote, on a non-binding basis, to approve the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission disclosure rules.

We urge you to read the “Compensation Discussion and Analysis” section beginning on page 18 and the compensation tables and narrative discussion beginning on page 32. We believe that the compensation of the named executive officers should be approved for the following reasons:

•

Compensation decisions are made by independent trustees, who are not part of management and comprise the Executive Compensation and Human Resources Committee (the “Compensation Committee”). The decisions result from a formal deliberative process, including advice from an independent compensation consultant selected by the Compensation Committee.

•

The principal goals of the Compensation Committee are to ensure that the interests of the shareholders and the interests of the named executive officers are aligned and that established business objectives are achieved in order to create the greatest possible value for our shareholders. These goals are achieved in five principal ways: (i) limiting fixed, base salary so that the largest component of the compensation of a named executive officer consists of equity and incentive compensation; (ii) preferring equity compensation to cash compensation; (iii) conditioning the vesting of equity compensation on corporate performance and/or continued service to PREIT; (iv) tying annual cash incentives to corporate performance, as measured by Funds From Operations (“FFO”); and (v) requiring named executive officers to own minimum stated amounts of our securities.

•

As calculated by the Compensation Committee in accordance with its long-standing practice, equity awards granted in 2010 represented 48% of the total compensation of the named executive officers as a group.[1]

•

The equity awards align the interests of the named executive officers and our shareholders by encouraging officers to focus on corporate performance that leads to an increase in share value. Moreover, the performance-based equity awards will be earned only if and to the extent that the total return to our shareholders (“TRS,” which essentially is determined by the payment of dividends and changes in the price of shares) achieves specified levels in relation to the TRS of companies in a broad index of REITs.

•

The annual cash incentive opportunity awards for the named executive officers are earned solely based upon the achievement of FFO goals in the business plan approved by the Board. FFO is the most prominent measure of REIT operating performance.

[1]	The Compensation Committee values equity awards based on the 20 day average of the closing prices of a share of PREIT through the day preceding the grant date and assumes vesting of performance based awards at target levels. This differs from the valuation methodology reflected in the 2010 Summary Compensation Table as described in footnote (1) thereto. The aggregate value of the 2010 equity awards to the named executive officers as determined by the Compensation Committee was $4,568,110, or 48% of total compensation, as compared with an aggregate value of $6,096,981, or 55% of total compensation, reflected in the 2010 Summary Compensation Table.

We seek the approval of the resolution set forth below:

“RESOLVED, that the shareholders of PREIT approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement for the 2011 Annual Meeting of the Shareholders pursuant to the applicable disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and accompanying narrative.”

We value the opinions of our shareholders. This “say on pay” vote is advisory, and is not binding on PREIT, the Board or the Compensation Committee. However, the Compensation Committee will consider the results of the vote on the resolution and will evaluate whether any actions in response to the vote are necessary in connection with future compensation determinations.

Board Recommendation

Our Board of Trustees recommends that shareholders vote FOR approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

PROPOSAL THREE —

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal Two above provides shareholders with the opportunity to cast an advisory vote on the compensation paid to our named executive officers. Proposal Three provides our shareholders with the opportunity to cast a non-binding advisory vote on how frequently we should seek an advisory vote on such compensation. Shareholders are asked to indicate whether the advisory vote on executive compensation should occur every one, two or three years. The Board of Trustees believes, at this time, that the most appropriate of these alternatives is to conduct an advisory vote on executive compensation every year. An annual vote will enable shareholders to provide their views each year on the compensation of the named executive officers as disclosed in the Proxy Statement for that year.

The proxy card for the 2011 Annual Meeting of Shareholders allows a shareholder to select one of four options concerning Proposal Three – one year, two years, three years or abstain.

Board Recommendation

The Board recommends that our shareholders vote for the one year option.

PROPOSAL FOUR —

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Trustees has selected KPMG LLP as PREIT’s independent auditor to perform the audit of our financial statements for 2011. KPMG is a registered independent public accounting firm and served as our independent auditor for the year ended December 31, 2010. A representative of KPMG is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will be given an opportunity to make a statement, if the representative so desires.

Although shareholder ratification of our selection of KPMG as our independent auditor is not required by our by-laws or otherwise, the Board of Trustees is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Despite ratification, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of PREIT. If KPMG is not ratified, the Audit Committee, in its discretion, may select as our independent auditor any registered public accounting firm that it determines would be in the best interest of PREIT.

Board Recommendation

The Audit Committee of our Board of Trustees recommends that shareholders vote FOR the ratification of PREIT’s selection of KPMG as PREIT’s independent auditor to perform the audit of our financial statements for 2011.

PROPOSAL FIVE —

OTHER MATTERS

PREIT’s management knows of no matters other than those stated above to come before the meeting. However, if any other matters properly come before the meeting, the enclosed proxy confers discretionary authority with respect to those matters.

ADDITIONAL INFORMATION

Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) focuses on the compensation of the named executive officers, who are listed in the 2010 Summary Compensation Table that follows this CD&A. The named executive officers are Ronald Rubin, Chairman and Chief Executive Officer; Edward A. Glickman, President and Chief Operating Officer; George F. Rubin, Vice Chairman; Joseph F. Coradino, Executive Vice President-Retail and President, PREIT Services, LLC and PREIT-RUBIN, Inc.; and Robert F. McCadden, Executive Vice President and Chief Financial Officer. Ronald Rubin, Edward A. Glickman, George F. Rubin and Joseph F. Coradino constitute the Office of the Chair. Each of the named executive officers has an employment agreement, which is described in this Proxy Statement under “Employment Agreements” beginning on page 33. Each employment agreement establishes a minimum base salary and eligibility to participate in cash incentive and equity programs as determined by the Compensation Committee.

Executive Summary

The principal goals of the Compensation Committee are to ensure that the interests of the shareholders and the interests of the named executive officers are aligned and that established business objectives are achieved in order to create the greatest possible value for PREIT shareholders. These goals are achieved in five principal ways: (i) limiting fixed, base salary so that the largest component of the compensation of a named executive officer consists of equity and incentive compensation; (ii) preferring equity compensation to cash compensation; (iii) conditioning the vesting of equity compensation on corporate performance and/or continued service to PREIT; (iv) tying annual cash bonuses to corporate performance, as measured by Funds From Operations (“FFO”); and (v) requiring named executive officers to own minimum stated amounts of PREIT securities.

As calculated by the Compensation Committee in accordance with its long-standing practice, equity awards granted in 2010 represented 48% of the total compensation of the named executive officers as a group.2 The equity awards align the interests of the named executive officers and our shareholders by encouraging management to focus on corporate performance that leads to increasing share value. Moreover, the performance-based equity awards will be earned only if and to the extent that PREIT’s total return to shareholders (“TRS”) achieves specified levels in relation to the TRS of companies in a broad index of REITs. Consistent with the Compensation Committee’s philosophy, base salaries rose just 2% in total from 2008 to 2010 for all named executive officers other than the CEO, whose base salary, at his request, did not increase during this period.

The Compensation Committee believes that long term equity awards are particularly well-suited for aligning the interests of the named executive officers and our shareholders. Compensation in the form of equity earned and retained over a multiple-year period helps to ensure that the named executive officers focus on corporate performance that enhances the value of the shares. At the 2010 Annual Meeting of Shareholders, we proposed an increase in the number of shares available for issuance under the Amended and Restated 2003 Equity Incentive Plan, which was approved by our shareholders. The Compensation Committee considered this approval as confirmation that the shareholders also hold this view.

[2]	The Compensation Committee values equity awards based on the 20 day average of the closing prices of a share of PREIT through the day preceding the grant date and assumes vesting of performance based awards at target levels. This differs from the valuation methodology reflected in the 2010 Summary Compensation Table as described in footnote (1) thereto. The aggregate value of the 2010 equity awards to the named executive officers as determined by the Compensation Committee was $4,568,110, or 48% of total compensation, as compared with an aggregate value of $6,096,981, or 55% of total compensation, reflected in the 2010 Summary Compensation Table.

The 2010 long term equity program consisted of two parts. One part provided for the issuance of shares to the named executive officers based upon the TRS of PREIT during the three-year period ending December 31, 2012 relative to the TRS of the companies in a broad index of REITs. Our TRS did not achieve the requisite threshold for the three-year measurement periods ended December 31, 2009 and 2010, respectively, under the performance based equity awards granted in 2007 and 2008. As a result, the awards granted in those years expired without the issuance of any shares to the named executive officers.

The other part of the long term equity program provided for the vesting of restricted shares in equal, annual installments over a three-year period, provided that the recipient of the restricted shares is an employee on the vesting date. The time based restricted share grants are intended to retain the services of the officers during challenging business periods by providing predictable awards for continued service. All equity, whether earned for relative corporate performance or vested for service, is subject to share ownership and retention requirements, as discussed later in this CD&A.

The Compensation Committee believes that the annual cash incentive opportunity awards further align the interests of the named executive officers and our shareholders by rewarding achievement in corporate performance. The awards provided opportunities for the named executive officers to receive cash payments equal to varying percentages of their base salaries based upon achievement of FFO per share consistent with the Business Plan and the publicly announced guidance range for 2010 FFO. The FFO per share of PREIT for 2010, after recalculation to reflect the dilutive effect of a public offering of shares in May 2010, exceeded the mid-point of the recalculated FFO guidance. As a result, the named executive officers received cash incentive payments in the amounts set forth in the 2010 Summary Compensation Table, as discussed later in this CD&A.

The compensation paid to the named executive officers for 2010 reflected application of the compensation policies discussed in this CD&A and consideration of other relevant factors, including:

•	The modestly improving but still challenging retail industry conditions that were expected to continue for most, if not all, of 2010.

•	The successful refinancing in March 2010 of our $500 million revolving credit facility and $170 million term loan.

•	The substantial completion during 2009 of our extensive, multi-year redevelopment plan and the effect of the redevelopment activity on our operational performance during 2009 and prior years.

•

The projected negative effect on FFO per share in 2010 of (i) the higher applicable stated interest rate from debt refinancings during 2009 and early 2010 and (ii) the requirement that we expense rather than capitalize interest with respect to malls at which redevelopment was completed and properties at which ground up development was completed in 2008 and 2009.

•	Our resulting guidance for 2010 FFO per share at a level below our FFO per share for 2009.

•	The projected stabilization of occupancy at our properties in 2010 as a result of leases executed in 2009 for space that was vacant due to tenant bankruptcies or closings.

We believe that the compensation program has successfully aligned the interests of the named executive officers with the interests of our shareholders, as reflected by:

•	constraints on base salary increases;

•	the grant of annual incentive cash awards tied entirely to FFO per share, the core measure of our operating performance;

•	the expiration of performance based equity awards when TRS thresholds have not been achieved for the relevant measurement periods; and

•

the emphasis on equity awards combined with the requirement that equity received by the named executive officers under the awards be retained in accordance with requirements discussed later in this CD&A.

Compensation Committee Process and General Considerations

The Compensation Committee devoted three meetings in 2010 to executive compensation for that year. The Compensation Committee considered, among other matters:

•	the policies and objectives of its compensation programs for 2010 and later years;

•

information on compensation of senior executives at other public companies derived from industry surveys and from proxy statements for prior years available for a group of 17 REITs deemed comparable to PREIT for this purpose;

•

the design of its annual cash incentive and long term incentive programs in light of the principal objective of aligning the interests of our named executive officers and our shareholders by rewarding outcomes that further the interests of our shareholders; and

•	the base salaries to be paid and annual cash incentive opportunity and long term equity awards to be granted to our named executive officers for 2010.

The Compensation Committee considered our performance during 2009 in view of the financial goals set forth under our 2009 Business Plan, which was approved by the Board. Among the most critical goals under the Business Plans for both 2009 and 2010 was arranging the refinancing of our $500 million revolving credit facility and $170 million term loan despite a generally unfavorable environment for commercial real estate finance. The Compensation Committee viewed the success of management in closing a favorable refinancing on March 11, 2010 after many months of negotiation as a significant and positive accomplishment. The Compensation Committee also solicited and considered the recommendations of Ronald Rubin regarding the components and amounts of compensation to be paid to the named executive officers in 2010.

The Compensation Committee was assisted in its work by an independent consultant, Towers Watson & Co. The Compensation Committee has the sole authority under its charter to engage (and replace) an executive compensation consultant. In addition to consulting on executive compensation matters, the consultant advised the Nominating and Governance Committee on trustee compensation matters and may be engaged by the Compensation Committee for special projects. All of the work performed by the consultant in 2010 related to executive officer and trustee compensation. Judith Baker, our Senior Vice President-Human Resources, meets with the Compensation Committee and separately with the consultant on matters relating to the compensation of the named executive officers.

The consultant periodically informs the Compensation Committee of developing compensation trends and programs among REITs and other public companies. The consultant also presents data on executive compensation from several sources, including a survey of executive compensation among REITs prepared for the National Association of Real Estate Investment Trusts (“NAREIT”), a proprietary database developed by the consultant and proxy statements of a group of REITs (the “peer group”) deemed comparable to PREIT for purposes of executive compensation comparisons. The peer group for 2010 compensation purposes consisted of 17 REITs located throughout the United States, many of which own and operate retail properties, although the peer group also included office, industrial, multi-family and diversified REITs. The Compensation Committee, in consultation with the consultant and management, updates the peer group periodically. The consultant did not recommend, and the Compensation Committee did not make, any changes to the peer group for purposes of compensation deliberations for 2010. The Committee continued to view the 17 company peer group previously selected as appropriate for comparative compensation purposes due principally to the industry and relative size of the group.3

[3]	The peer group consisted of the following REITs: Brandywine Realty Trust, BRE Properties, Inc., CBL & Associates Properties, Corporate Office Properties Trust, Cousins Properties Incorporated, Developers Diversified Realty Corp., Equity One, Inc., Federal Realty Investment Trust, First Industrial Realty Trust, Inc., Glimcher Realty Trust, Home Properties, Inc., Kilroy Realty Corporation, Macerich Company, Post Properties, Inc., PS Business Parks, Inc., Regency Centers Corp., and Taubman Centers, Inc.

In determining compensation for 2010, the Compensation Committee compared (i) the 2009 compensation of the named executive officers to the compensation paid to the executive officers in the peer group as reported in their 2009 proxy statements and in other sources and (ii) the allocation of total compensation to the named executive officers among base salary and cash incentive and equity awards to the allocation of such compensation among base salary and cash incentive and equity awards in the peer group and other sources. The Compensation Committee also compared PREIT’s FFO and TRS to the FFO and the TRS of the peer group companies. NAREIT defines FFO, which is a non-GAAP measure commonly used by REITs, as income (loss) before gains and losses on sales of operating properties and extraordinary items (computed in accordance with United States generally accepted accounting principles, or GAAP); plus real estate depreciation; plus or minus adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. PREIT computes FFO in a manner consistent with the NAREIT definition. TRS is a measure of the financial return to shareholders over a specified measurement period. The return consists of dividends on a share of PREIT during the period (which are deemed to be reinvested in shares when paid) plus (or minus) the increase (or decrease) in the market value of a share measured from the beginning to the end of the period.

The comparative compensation data provided background for assessing both the competitiveness of our compensation policies and the appropriate allocation between the short-term and long term elements of compensation. The Compensation Committee deems the peer group comparisons to be more relevant to its compensation decisions than the consultant’s proprietary database and the NAREIT survey. The Compensation Committee does not set specific competitive pay targets or objectives, or otherwise engage in formal “benchmarking” of the compensation of the named executive officers against executives at peer group companies. The Compensation Committee, however, generally tries to set total compensation, including compensation under performance based awards, for the named executive officers near the middle of the peer group data for their respective positions. The awards are designed to allow for the possibility of greater or lesser compensation based upon our performance.

The Compensation Committee also considers special or unusual matters that affect the metrics used to measure corporate performance for purposes of the performance based elements of compensation awarded to the named executive officers. For several years prior to 2010, we had been engaged in a multi-year, multi-property $750 million redevelopment program which was not substantially completed until the fourth quarter of 2009. The redevelopment program adversely affected our performance in a number of ways, including the following:

•

there were often significant tenant dislocations and customer access limitations during the redevelopment period, and, as a result, occupancy, sales and net operating income at those malls were adversely affected;

•	much of the cost of redevelopment was funded through borrowing, resulting in an increase in our leverage ratio, which may have depressed the price of our shares;

•

the leasing of unoccupied space at mall redevelopments completed in 2008 and 2009 was more difficult than originally anticipated due to the effects of the recession, including reduced consumer spending and the reluctance of many national retailers to expand; and

•

the completion of mall redevelopments during 2008 and 2009 resulted in significantly increased interest expense during 2009 as a result of the accounting requirement that interest be expensed rather than capitalized for a mall once renovations at that mall were substantially completed.

Each of the matters noted above directly affected FFO and indirectly affected TRS, the two metrics used in the performance based awards to the named executive officers. The Compensation Committee recognized the effects of the long term redevelopment plan on compensation metrics and attempted to ensure that the compensation of executive officers was not unduly affected by the short-term consequences of the long term redevelopment plan initiated in 2005.

During deliberations, especially with respect to the weighting given to the various components of compensation, the Compensation Committee reviews internally-prepared tally sheets for each named executive officer. Each of these tally sheets presented the dollar amount of each component of each named executive officer’s compensation for 2009, as well as potential payments under various performance, termination, and change of control scenarios.

As previously noted, Ronald Rubin, with assistance from our Senior Vice President-Human Resources, Judith Baker, and after consultation with other senior officers, made 2010 compensation recommendations for our officers, including Ronald Rubin and the other named executive officers. The Compensation Committee discussed these recommendations with Mr. Rubin and invited him to participate in the Compensation Committee’s deliberations concerning compensation for the named executive officers. Decisions with respect to the 2010 compensation of the named executive officers were made at two separate meetings of the Compensation Committee. Determinations concerning base salary and long term equity awards were made on March 11, 2010 and were consistent with the recommendations of Mr. Rubin. Determinations with respect to the 2010 annual cash incentive opportunity awards were made at the July 28, 2010 meeting of the Compensation Committee, because the Compensation Committee and Mr. Rubin were considering possible design adjustments to the annual cash incentive opportunity awards. At its July 28, 2010 meeting and consistent with the recommendations of Mr. Rubin, the Compensation Committee determined not to make any design adjustments to the 2010 annual cash incentive opportunity awards and then made the annual cash incentive opportunity awards to the named executive officers.

Compensation Objectives and Policies

The primary objective of our compensation program is to align the interests of the named executive officers with our business objectives and the interests of our shareholders. Our compensation program for 2010 consisted of three elements: (i) base salary; (ii) annual cash incentive compensation; and (iii) equity, under a long term incentive program. These three elements are designed to contain an appropriate mix and level of compensation and to retain and motivate the named executive officers by providing a competitive level of base salary and time based restricted shares to facilitate retention while also emphasizing performance based compensation and equity to align the interests of the named executive officers and our shareholders and to provide the officers with an opportunity for wealth creation.

The express linkage of program elements as described below to TRS and the core business objective of FFO, combined with an established share retention policy for the named executive officers, results in a layered approach intended to balance achievement of short-term earnings objectives with longer term value creation for our shareholders. FFO is used as a measure of short-term performance associated with our annual cash incentive opportunity awards, and TRS is used as a measure of long term performance associated with equity based compensation.

The three elements of compensation for 2010 are discussed separately below. In each case, the discussion includes an analysis of the objective or objectives served by the specific element of compensation and factors considered by the Compensation Committee in making decisions concerning the different elements of compensation. There was no mechanical formula for allocating compensation among the different elements, although the allocation reflects the policy that there should be an appropriate combination of (i) annual base salary, (ii) short-term cash incentive compensation and (iii) long term compensation, both time based and performance based. In allocating compensation among the different elements, the Compensation Committee emphasized the use of performance based compensation and equity based compensation.

The objectives of the three elements of compensation are to:

•	encourage the achievement of defined short-term and long term business goals and the creation of shareholder value;

•	provide compensation that is competitive with the peer group and otherwise reflective of the marketplace;

•

provide a blend of fixed cash and equity compensation to facilitate retention and performance based cash and equity compensation to motivate the named executive officers to pursue high levels of corporate performance; and

•	encourage senior management to act as a team committed to the achievement of corporate performance that is aligned with the interests of our shareholders and furthers our business strategy.

The mix of the compensation components as set forth in the 2010 Summary Compensation Table on page 32 is shown below on an aggregate basis for the named executive officers.

(1)	Includes contributions to and interest on non-qualified retirement plans, our contributions to 401(k) Plan accounts of the named executive officers, dividend equivalent rights in one case, and core benefits (such as medical insurance) that we pay for our employees generally.

(2)	Long term incentive compensation consisted entirely of equity in 2010 and part equity and part cash in 2009, as described below. The equity component for both years is valued in the 2010 Summary Compensation Table (i) at the mean between the high and low sale prices of a share on the respective grant dates for time based awards, and (ii) as described in footnote (1) to the 2010 Summary Compensation Table for performance based equity awards. When the Compensation Committee grants equity awards, it values the awards based on the average of the closing prices for the 20 trading days preceding the date of grant. For the 2010 equity awards, the mean between the high and low sale prices of a share, $14.87 on the grant date, March 11, 2010, was substantially higher than the $9.92 average of the closing prices for the 20 trading days preceding the grant date. As a result of the differences in valuation methodologies for equity awards, the valuation of the equity awards for 2010, particularly the performance based awards, in the 2010 Summary Compensation Table is significantly higher than the value placed on the awards by the Compensation Committee.

(3)	Base salaries in 2009 represented a higher percentage of total compensation than has typically been the case since the amount of long term incentive compensation that year was less than historical norms due to a depressed share price and limited share availability under our 2003 Equity Incentive Plan. Conversely, the percentage of 2010 compensation represented by base salary in the 2010 Summary Compensation Table was less than the norm for the reason discussed in the preceding footnote.

1.	Base Salary

Base salaries are intended to (i) be competitive with companies in the peer group, (ii) provide the named executive officers with a fixed and predictable source of income and (iii) assure that the named executive officers remain committed to PREIT even when conditions do not permit the achievement of short-term performance goals. The employment agreement for each named executive officer establishes a minimum base salary. In the case of each named executive officer, other than the Chief Operating Officer, Edward Glickman, the original base salary may be increased at the discretion of the Compensation Committee. Once increased, the base salary may not be decreased. Mr. Glickman’s employment agreement provides for annual increases in base salary of at least $25,000. Mr. Glickman has waived this requirement for each of the years reflected in the 2010 Summary Compensation Table.

There was a two percent increase in base salaries for each of the named executive officers in 2010, except for Ronald Rubin, whose base salary, at his request, was not increased. The decision to increase base salaries two percent was consistent with the recommendation for substantially all of our officers. The Committee viewed the increase as appropriate in light of the fact that there had been no increase in base salary in 2009. The decision for a modest increase was consistent with the goal of the Compensation Committee to emphasize the equity and performance based components of compensation.

2.	Cash Incentive Compensation

Each named executive officer was eligible to receive annual cash incentive compensation equal to a specified percentage of his 2010 base salary. The annual incentive compensation of each named executive officer was based entirely upon the achievement of corporate performance, as measured by FFO per diluted share targets based upon our publicly announced guidance range. (In contrast, the annual incentive compensation of our officers, other than the named executive officers, depends on both corporate and individual performance, rather than solely on corporate performance.) Designing the annual cash incentive opportunity awards of the named executive officers to depend solely on corporate performance is intended to encourage teamwork. FFO was selected as the sole measure of short-term corporate performance because it is the most commonly used measure of operating performance among REITs. The decision to focus exclusively on our financial performance reflects the view that the named executive officers have the greatest ability to influence operating performance and that a substantial portion of their compensation, therefore, should be based upon FFO, subject to the discretion of the Compensation Committee to adjust the target levels when appropriate. The focus on financial performance is also intended to align the interests of the named executive officers with the interests of our shareholders.

The 2010 annual cash incentive opportunity awards were designed to encourage performance as set forth in the 2010 Business Plan prepared by management and approved by the Board. The amount of annual cash incentive compensation was contingent on meeting goals for the achievement of FFO per diluted share that were consistent with the 2010 Business Plan as recalculated to reflect the dilutive effect of the sale of 10,350,000 shares in May 2010. The goals are expressed in the awards as threshold, target and outperformance. If FFO per diluted share had been below the threshold level, no incentive compensation would have been paid. If FFO per diluted share for 2010 was between the threshold and target or target and outperformance, the amount of the incentive compensation would be adjusted proportionately. If FFO per diluted share had been above the outperformance level, the amount of incentive compensation paid would have been at the outperformance level. The potential incentive compensation for 2010 for the named executive officers was equal to the following percentages of their base salaries. These percentages are the same as the percentages for the 2009 annual cash incentive opportunity awards:

	Threshold	Target	Outperformance
Chief Executive Officer	35	75	150
Others in the Office of the Chair	30	65	130
Chief Financial Officer	25	60	120

The Compensation Committee accepted Ronald Rubin’s recommendation that the target for FFO be set at $1.82 per diluted share, the midpoint of the range of our recalculated FFO guidance announced in May 2010. The FFO per diluted share goals were approved with the expectation that there would be a high probability of achieving the threshold, a likelihood of achieving the target and a modest probability of achieving the outperformance level. The Compensation Committee also accepted Mr. Rubin’s recommendation that there be a

5% spread between the target level and the threshold and outperformance levels. Accordingly, the threshold and outperformance levels were set at $1.73 per diluted share and $1.91 per diluted share, respectively. As a result, the basic terms of the awards, other than target FFO, were unchanged from 2009.

FFO in 2010 was $1.86 per diluted share. This amount exceeded the target by $0.04 per share, resulting in cash incentive payments for 2010 of: (i) $587,967 to Ronald Rubin, (ii) $465,475 to the Chief Operating Officer, Edward Glickman, (iii) $374,230 to the Vice Chairman, George F. Rubin, (iv) $374,230 to the Executive Vice President-Retail and the President, PREIT Services, LLC and PREIT-RUBIN, Inc., Joseph F. Coradino, and (v) $330,515 to the Chief Financial Officer, Robert McCadden.

3.	Long Term Incentive Awards

Since 2002, long term compensation awards, with one exception, have consisted solely of equity divided evenly as valued by the Compensation Committee between performance based equity awards and time based equity awards. Awards made in 2009 were the exception to this otherwise consistent practice. In that year, as a result of the diminution in the market price of our shares and limitations on the availability of shares under the 2003 Equity Incentive Plan, long term awards consisted of time based equity awards and new long term cash incentive awards. Consistent with the Compensation Committee’s emphasis on equity awards, the value of the time based equity awards in 2009 exceeded the value of the long term cash incentive awards at target level. Due to an increase in the market price of shares from the price at the time of the 2009 awards and the expectation that our shareholders would approve an increase in share availability at our 2010 Annual Meeting, the Compensation Committee returned in 2010 to its practice of awarding long term compensation exclusively in the form of time based restricted shares and restricted share units (“RSUs”). Consistent with the general practice of the Compensation Committee, the value of the awards on the date of grant, as determined by the Compensation Committee, was divided equally between these two components.

The long term equity awards granted to the named executive officers in 2010 were substantially greater in value than the long term awards granted in 2009. The increase results largely from the fact that, as discussed below, the value of the long term awards granted in 2009 was unusually low. The low value was due to challenges facing our operating performance, which were reflected in the price of our shares ($3.44 based on the 20 day average of the closing prices of a share of PREIT through the day preceding the grant date), which, in turn, placed constraints on the value of the shares available for long term awards under our 2003 Equity Incentive Plan. At the time that the 2010 grants were made, our performance and business prospects had improved, and our share price had recovered to $9.92, based on such 20 day average. Moreover, the Compensation Committee anticipated that the amendments increasing the number of shares available under the 2003 Equity Incentive Plan would be approved by our shareholders at our 2010 Annual Meeting. Accordingly, the Compensation Committee determined that it could return to the practice of emphasizing equity grants as a means of aligning the interests of the named executive officers and our shareholders. As discussed above, the disparity between the value of the 2009 long term incentive awards and the 2010 awards was further accentuated by the difference between the valuation methodology under GAAP described in footnote (1) to the Summary Compensation Table and the valuation methodology of the Compensation Committee. In this regard, when the value of the total equity awards granted to the named executive officers in 2010 and two years earlier in 2008 are valued on the basis consistently used by the Compensation Committee, the total value of the 2010 grants, is 1.4% above the total value of the grants made in 2008.

a.        Restricted Shares. Restricted shares awarded in 2010 vest in three equal installments on or about February 15, 2011 through 2013, as long as the named executive officer is an employee on the vesting date. Vesting of restricted shares accelerates in the event of a “change of control” of PREIT, a termination of the named executive officer’s employment by PREIT without “cause,” or a termination of employment by the named executive officer for “good reason,” as each of the terms is defined in the employment agreement of each named executive officer. Unvested restricted shares also vest in the event of termination of employment due to death or “disability,” as the latter term is defined in each named executive officer’s employment agreement. The named executive officers are entitled to receive an amount in cash equal to the dividends paid on unvested time based restricted shares. While the shares remain unvested, this amount is treated as compensation and is deducted from income in the calculation of earnings per share.

The use of time based restricted shares is designed to retain the services of a named executive officer by providing a predictable award for continued service and a potentially significant cost if the named executive officer were to terminate his employment voluntarily. Moreover, since the award consists of shares which vest over a period of years, the economic interests of the executive in maintaining and enhancing the value of the shares is aligned with the long term interests of our shareholders.

The Compensation Committee granted time based restricted shares to the named executive officers in 2010 having a total value of $2,284,055 for the five officers as a group based on the 20 day average of the closing prices of a share of PREIT through the day preceding the grant date. As noted previously, the 2010 Summary Compensation Table reflects a total value for the time based restricted shares based on the mean between the high and low sale prices of a share on the day of grant, which results in a value of $2,672,539 for the restricted shares granted to named executive officers.

b.        RSUs. One-half of the value as determined by the Compensation Committee of the 2010 long term compensation awards was granted in the form of RSUs. The vesting of RSUs is based on our performance and depends on the achievement of TRS for the applicable measurement period, January 1, 2010 through December 31, 2012, at specified levels relative to the TRS of component companies in the MSCI US REIT Index (the “Index”). The Index reflects the total return to the shareholders of a broad section of publicly-held U.S. REITs. TRS was selected as the sole metric for the RSUs because TRS directly measures the financial return to shareholders over a specified period. As a result, these awards are directly aligned with the economic interests of our shareholders. Under the RSUs, an account is established for each named executive officer as of the grant date and is credited with a number of units computed by dividing the stated value of the award by the 20 day average of the closing prices of a share of PREIT through the day preceding the grant date. Amounts equal to the dividends paid on an equivalent number of shares during the three-year measurement period are deemed to be invested in additional RSUs based on the average of the closing prices of a share on the New York Stock Exchange for the 20 day period ending with the dividend payment date.

As previously noted, when the Compensation Committee granted RSUs, it based the value of an RSU on the 20 day average of the closing prices of a share of PREIT through the day preceding the grant date and on the assumption for valuation purposes that our TRS will be at the median TRS of the Index for the 2010-2012 measurement period. This methodology resulted in a valuation of $2,284,055 for the RSUs granted in 2010 to the named executive officers as a group. This figure is less than the amount, $3,424,442, included in the 2010 Summary Compensation table due to the valuation methodology required by GAAP as described in footnote (1) to the 2010 Summary Compensation Table.

RSUs either vest or expire without the issuance of any shares at the end of the measurement period. A specified percentage of the RSUs in each account on that date will be converted into shares of PREIT and delivered to the named executive officer if the TRS of PREIT for the measurement period equals or exceeds the 25th percentile of the companies in the Index for the same measurement period. The specified percentage of RSUs that will convert into shares ranges from 50% to 150% between the 25th and 75th percentiles of the Index. If TRS does not equal at least the 25th percentile of the companies in the Index during the measurement period, the entire account associated with that measurement period will expire without the issuance of any shares. The specified percentage of RSUs will not exceed 150%, even if TRS exceeds the 75th percentile of the Index. RSUs also expire without the issuance of any shares if a named executive officer’s employment is terminated for “cause” or voluntarily by the named executive officer without “good reason,” as those terms are defined in the named executive officer’s employment agreement. RSUs will not expire without the issuance of any shares in the event of the termination of a named executive officer’s employment by PREIT without “cause” or by the named executive officer for “good reason,” or in the event of termination of employment due to “disability” or death, as those terms are defined in each named executive officer’s employment agreement. Under such circumstances, the

RSUs will remain outstanding and will vest or expire without the issuance of any shares based on the actual TRS as determined at the end of the relevant measurement period, as if the named executive officer had remained an employee.

The measurement periods for the RSUs awarded in 2007 and 2008 expired on December 31, 2009 and 2010, respectively, and, consistent with the objective of these performance based awards, all of the RSUs granted to the named executive officers in 2007 and 2008 expired without the issuance of any shares because the threshold level of TRS was not achieved for the relevant measurement period.

c.        Performance Incentive Units (“PIUs”). In 2009, as a result of constraints on the number of shares available under the 2003 Equity Incentive Plan, PIUs were awarded instead of RSUs. The PIUs are designed in a manner similar to RSUs except that, if earned, they are satisfied in cash rather than in our shares. The aggregate initial value of the PIUs awarded to the named executive officers in 2009 was $564,790, as compared with the initial values (computed by the Compensation Committee in accordance with its methodology described above) of the RSUs awarded in 2008 and 2010 of $2,253,012 and $2,284,055, respectively. Similar to RSUs:

•	the number of PIUs was determined by dividing the initial value of the award by the average of the closing prices of our shares for the 20 trading days prior to the date of grant, $3.44;

•

each PIU will vest or expire without the payment of any cash awards based upon our TRS for the measurement period, 2009 through 2011, compared with the TRS of the component companies in the Index for that period;

•	all PIUs will expire without the payment of any cash awards if our TRS for the measurement period is not at least equal to the 25th percentile of the companies in the Index for the period;

•	the specified percentage of PIUs that will vest and be paid ranges from 50% at the 25th percentile of the Index to 150% at or above the 75th percentile of the Index;

•	the value of a PIU will be increased by an amount equal to the cash dividends paid on one of our shares; and

•	the circumstances in which PIUs expire without the payment of any cash awards or survive following a termination of employment are the same as previously described for RSUs.

As noted previously, PIUs were granted instead of RSUs due to the limited number of shares available at that time under the 2003 Equity Incentive Plan. Because of its preference for equity, the Compensation Committee reluctantly used PIUs in 2009. In order to be as consistent with its emphasis on equity as was prudent under the circumstances, the percentage of the value of the long term compensation awards made in 2009 was weighted more heavily toward equity than cash, with equity representing 73% of the awards, compared to 27% for the cash incentive component. As previously noted, no PIUs were granted in 2010, and the Compensation Committee has no plans to use PIUs in the future.

Non-Qualified Retirement Plans

An unfunded, non-qualified retirement plan has been established for each of the named executive officers. Under each plan, a specified sum that varies for each named executive officer is credited to his account at the beginning of the year. Interest accrues on the credited amounts at 10% compounded annually. The account is payable to the named executive officer within 60 days of termination of employment irrespective of the cause for termination. The retirement accounts are intended to aid in the retention of named executive officers by providing a determinable amount of cash available upon retirement. The table on page 40 lists the amounts credited to the accounts of the named executive officers.

Benefits Generally Available to Employees

The named executive officers are entitled to participate in our 401(k) Plan, which is generally available to all of our employees. We match a portion of the contributions of the named executive officers up to specified limits on the same terms that apply to other employees. The named executive officers are also entitled to participate in various insurance programs generally available to our employees, including medical, dental, vision, disability and life insurance.

Deferred Compensation

We do not offer a deferred compensation program under which our senior executives can regularly defer large portions of their compensation. We have permitted recipients of RSUs to defer receipt of the shares earned thereunder as described on page 38. No similar right to defer was included for the PIUs.

Perquisites

We do not provide significant perquisites or personal benefits to any of our named executive officers.

Share Ownership and Retention Guidelines

Our Board of Trustees has adopted trustee and executive officer share ownership and retention guidelines. The guidelines have been incorporated into our Corporate Governance Guidelines, which are available on our website, www.preit.com. Under the guidelines, (i) the Chief Executive Officer is required to own securities of PREIT having an aggregate dollar value equal to five times his base salary, (ii) other members of the Office of the Chair are required to maintain an aggregate value equal to three times their base salaries and (iii) the Chief Financial Officer is required to maintain an aggregate value equal to two times his base salary. The share ownership and retention guidelines also apply to all executive vice presidents, each of whom is subject to the same share ownership and share retention guidelines as the Chief Financial Officer. Each named executive officer and each other covered officer is required to be in compliance with the retention requirements within five years after becoming an Executive Vice President or more senior officer.

Until the preceding ownership levels have been met by a covered officer, the guidelines state that each such officer shall retain 100% of the net shares received under an equity based compensation plan. Net shares received is defined to mean a number of shares equivalent to the after-tax value of shares delivered to an officer after deducting, in the case of shares acquired upon the exercise of a stock option, the exercise price for the shares. In addition, even after satisfying the ownership guidelines, each covered officer is required to retain 50% of the net shares received under an equity based compensation plan for a one year period after the vesting of shares or the exercise of options.

Non-employee trustees are required, within five years after becoming a trustee, to maintain ownership of at least 5,000 of our shares.

Share Trading Restrictions

Officers and trustees are subject to “blackout” restrictions that prohibit trading in our securities beginning ten days prior to the end of a fiscal quarter and ending on the third business day after the public release of the results for the fiscal period, unless purchases and sales are made under a plan complying with Rule 10b5-1 under the federal securities laws.

Recoupment Policy

We have adopted a policy on recoupment of performance-based compensation in the event of the restatement of our financial statements. The policy has been incorporated into our Corporate Governance

Guidelines, which are available on our website, www.preit.com. The policy provides that, if the intentional misconduct or fraud of a senior officer or former senior officer (including any of the named executive officers) causes or partially causes us to restate all or a portion of our financial statements, the Board of Trustees may, to the extent permitted by applicable law, require the repayment of a portion or all of any cash incentive award, vested restricted shares or other incentive-based compensation paid pursuant to grants made on or after January 1, 2008 to such senior officer or former senior officer and/or may cancel any unvested restricted shares, if (1) the amount or vesting of the incentive-based compensation was calculated based upon, or dependent on, the achievement of financial or operating results that were adversely affected by the restatement and (2) the amount or vesting of the incentive-based compensation would have been less if the incentive compensation had been determined in light of the financial or operating results as restated.

Accounting and Tax Considerations

The restricted share grants for 2010 and the RSUs are subject to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. Under FASB ASC Topic 718, these equity classified awards are measured at grant date fair value determined as described in footnote (1) to the 2010 Summary Compensation Table and not subsequently remeasured. The grant date fair value of an equity-classified award is expensed in our statements of operations over the relevant service period. For tax purposes, however, the equity awards are not deductible prior to the date on which they vest. The PIUs are treated for accounting purposes as a variable compensation expense. As such, we assess our TRS on a quarterly basis against the TRS of the component companies reflected in the Index and record, as appropriate, a compensation expense or credit on a cumulative pro-rata basis over the three year measurement period for the PIUs. Irrespective of when payments are made, the amounts payable under the annual cash incentive opportunity awards are expensed in our statements of operations for the year during which the amounts are earned. The Compensation Committee is aware of the accounting and tax treatment accorded to the equity and cash awards, but the treatment has not been a significant factor in our compensation programs or in the decisions of the Compensation Committee concerning the amount or type of equity award.

For certain executives of publicly-held companies, Section 162(m) of the Code generally limits the deductibility of compensation paid to the executive to an aggregate of $1,000,000 per year. However, compensation that is “performance based” is not counted toward the limit. To qualify as performance based compensation, the material terms of the performance goals must be approved by the shareholders. The RSUs are made under the terms, including performance criteria, of the Amended and Restated 2003 Equity Incentive Plan approved by shareholders and, therefore, qualify as “performance based” compensation. By contrast, base salary and time based restricted shares do not qualify as “performance based” compensation; and neither the annual cash incentive program nor the PIUs have been submitted to the shareholders for approval. A favorable vote by our shareholders on Proposal Two, the “say on pay” proposal, will not constitute shareholder approval for purposes of Section 162(m) of the Code.

As long as we qualify as a REIT for federal income tax purposes, we do not generally pay federal income taxes at the company level. To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions will generally constitute taxable income (for shareholders other than tax-exempt shareholders) rather than constituting a return of capital.

Severance Payments

Each of the employment agreements of the named executive officers provides for severance payments (including vesting of shares) upon a termination of employment. The severance arrangements are described under “Potential Payments Upon Termination or Change of Control” beginning on page 41. The total payments and benefits listed in that section and the balance in the non-qualified retirement plans for a particular named executive officer shown on page 40 represent the total value that a named executive officer would have received if such officer’s employment had terminated on December 31, 2010 under the circumstances discussed beginning on page 41. The severance arrangements serve to discourage named executive officers from voluntarily terminating their employment to accept other employment opportunities. In the case of a possible change of control, the severance arrangements also serve to encourage named executive officers to remain focused on their duties during a period of uncertainty.

A so-called “double trigger” requirement applies to terminations of employment in connection with a change of control. Accordingly, there must be both a change of control (as defined in the applicable employment agreement) and either a termination of the named executive officer’s employment without cause or by the named executive officer for good reason in order for any severance payments to be made, although all restricted shares will vest upon a change in control. The function of a double trigger is to encourage the named executive officers to remain in our employment or in the employment of our successor in the event that the acquiror does not alter the material conditions of employment as reflected by the events that would give rise to a good reason termination.

In the event of a termination of employment without cause or by a named executive officer for good reason within specified periods before or after a change of control, the named executive officer is entitled to receive, in addition to the amount otherwise payable upon termination for such events, an amount necessary to pay some or all of the excise tax on “excess parachute payments” imposed by Section 4999 of the Code. Named executive officers other than the Chief Operating Officer and Chief Financial Officer are entitled to a sum equal to the amount of the excise tax payment. The Chief Operating Officer and Chief Financial Officer are entitled to receive a sum equal to one-half of the excise tax payment. In no case is the amount of the additional payment “grossed-up” to cover taxes assessed upon the additional payment.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on the Compensation Committee’s review and discussion of the Compensation Discussion and Analysis with management, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE

EXECUTIVE COMPENSATION AND

HUMAN RESOURCES COMMITTEE OF THE

BOARD OF TRUSTEES

Rosemarie B. Greco, Chair

Stephen B. Cohen

M. Walter D’Alessio

Leonard I. Korman

John J. Roberts

2010 Summary Compensation Table

The following table shows information concerning the compensation recorded by PREIT for the three most recent fiscal years for PREIT’s Chief Executive Officer, Chief Financial Officer and its other named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(3)	All Other Compensation ($)(4)	Total($)
Ronald Rubin — Chairman and Chief Executive Officer and Trustee	2010	562,648	0	1,877,395	587,967	78,272	105,181	3,211,463
	2009	562,648	0	519,877	421,986	56,951	320,065	1,881,527
	2008	562,648	0	1,291,662	321,960	44,210	104,945	2,325,425

Edward A. Glickman — President and Chief Operating Officer and Trustee	2010	513,958	0	1,200,456	465,475	30,815	64,449	2,275,153
	2009	503,880	0	326,631	327,522	23,071	211,851	1,392,955
	2008	503,880	0	809,713	249,141	18,567	163,262	1,744,563

George F. Rubin — Vice Chairman and Trustee	2010	413,209	0	1,047,854	374,230	25,036	59,090	1,919,419
	2009	405,107	0	285,642	263,320	18,080	172,708	1,144,857
	2008	405,107	0	706,794	200,303	13,898	53,802	1,379,904

Joseph F. Coradino — President PREIT Services, LLC and PREIT-RUBIN, Inc. and Trustee	2010	413,209	0	1,047,854	374,230	25,036	48,470	1,908,799
	2009	405,107	0	285,642	263,320	18,080	166,048	1,138,197
	2008	405,107	0	706,794	200,303	13,898	47,742	1,373,844

Robert F. McCadden — Executive Vice President and Chief Financial Officer	2010	395,353	0	923,422	330,515	13,671	34,800	1,697,761
	2009	387,601	0	249,459	232,561	9,606	137,483	1,016,710
	2008	387,601	0	622,855	172,267	7,113	34,200	1,224,036

(1)	The amounts shown in the Stock Awards column represent the aggregate grant date fair value of Stock Awards granted during the year, as computed in accordance with Topic 718. Generally, the aggregate grant date fair value is the amount that PREIT expects to expense in its financial statements over the award’s vesting schedule. The amounts shown reflect PREIT’s accounting expense and do not correspond to the actual value that will be realized by the named executive officers. Valuations with respect to awards of time based restricted shares are reflected in the tables based on the average of the high and low sale prices of a PREIT common share on the date of grant. Valuations with respect to grants of performance based awards are reflected in the tables as determined using a Monte Carlo simulation probabilistic valuation model. With respect to the performance based RSUs, if the highest level of performance were to be achieved, then the number of shares that would be received in respect of such RSUs would be 150% of the number of RSUs granted (plus any additional RSUs deemed acquired as a result of reinvestment of amounts equal to dividends paid on an equivalent number of shares), and the grant date value of such awards (using the original stated value of the RSUs and not including any value attributable to RSUs deemed to be acquired in connection with the subsequent reinvestment of amounts equal to dividends paid on an equivalent number of shares) would have been as follows: Ronald Rubin—$1,581,692; Edward A. Glickman—$1,011,376; George F. Rubin—$882,810; Joseph F. Coradino—$882,810; and Robert F. McCadden—$777,976. Whether the named executive officers will receive any shares in respect of the performance based awards (RSUs) depends on whether PREIT achieves certain performance (TRS) objectives. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to Topic 718 with respect to awards of RSUs, which assumptions included no expirations without the issuance of any shares, see Note 8, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2)	The amounts shown in the Non-Equity Incentive Plan Compensation column represent amounts paid in respect of achievement of the corporate performance (FFO) component of the annual incentive plan, as determined by the Compensation Committee in accordance with the plan and the awards thereunder. See “Additional Information—Executive Compensation—Compensation Discussion and Analysis—Compensation Objectives and Policies—2. Cash Incentive Compensation.” The payments were made early in the following year. For the named executive officers, corporate performance was the sole basis for determining amounts paid under the annual cash incentive opportunity plan in 2010, 2009 and 2008.

(3)	The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the above-market portion, which is the amount in excess of 120% of the applicable federal rate, of the interest earned on nonqualified deferred compensation plans of the named executive officers, which is credited at a rate of 10% compounded annually on the cumulative balance held in such officer’s supplemental retirement plan account. The applicable federal rate for long term, annual compounding was 3.5% as of December 2010.

(4)	The amounts shown in 2010 All Other Compensation are comprised of the following:

2010	Non-Qualified Retirement Plan Company Contributions ($)	Qualified Plan – 401(k) Company Contributions ($)	Dividend Equivalent Rights ($)	Medical and Other Core Benefits ($)	Total All Other Compensation ($)
Ronald Rubin	100,000	0	0	5,181	105,181
Edward A. Glickman	25,000	9,800	22,500	7,149	64,449
George F. Rubin	35,000	9,800	0	14,290	59,090
Joseph F. Coradino	35,000	9,800	0	3,670	48,470
Robert F. McCadden	25,000	9,800	0	0	34,800

Employment Agreements

PREIT maintains a four-person Office of the Chair, consisting of Ronald Rubin, Edward A. Glickman, George F. Rubin and Joseph F. Coradino, which is intended to enable PREIT to maximize the talent and experience of its management team to further support PREIT’s business endeavors. Pursuant to their employment agreements, Ronald Rubin serves as PREIT’s Chairman and Chief Executive Officer, George F. Rubin serves as Vice Chairman, Edward A. Glickman serves as President and Chief Operating Officer and Joseph F. Coradino serves as President of PREIT Services, LLC and PREIT-RUBIN, Inc., as well as PREIT’s Executive Vice President-Retail.

Ronald Rubin’s employment agreement with PREIT was amended and restated effective as of December 30, 2008 for an initial term through December 31, 2009, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term will not be extended. Under the agreement, Mr. Rubin serves as Chairman and Chief Executive Officer of PREIT. Mr. Rubin’s salary may be increased each year at the discretion of PREIT’s Compensation Committee. In accordance with the agreement, Mr. Rubin is entitled each year to participate in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. PREIT is also obligated to credit $100,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Rubin or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Rubin or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. Under the agreement, the Board of Trustees of PREIT is obligated to nominate Mr. Rubin as a candidate for election to the Board of Trustees at each Annual Meeting of

Shareholders at which his term as a trustee is scheduled to expire, so long as Mr. Rubin’s employment has not been terminated and a non-renewal notice has not been given to Mr. Rubin pursuant to the terms of the agreement.

Edward A. Glickman’s employment agreement with PREIT was amended and restated effective as of December 31, 2008. The employment agreement provides that Mr. Glickman is to serve as President and Chief Operating Officer of PREIT. The term of the employment agreement expired on December 31, 2010, whereupon it automatically renewed for the two years ending December 31, 2012, and will automatically renew for additional two year periods unless and until either party gives notice of termination at least one year prior to the end of the then-current term. Under the employment agreement, Mr. Glickman is entitled to a salary increase of $25,000 per year (or a greater amount as determined by the Board of Trustees) on the first day of each January during the term. Mr. Glickman waived this provision with respect to his salary for 2008, 2009 and 2010, although he did receive a smaller salary increase in 2008 and 2010. In accordance with the agreement, Mr. Glickman is eligible each year to participate in PREIT’s cash incentive programs as determined by the Compensation Committee. PREIT previously awarded to Mr. Glickman 25,000 restricted shares, options to acquire 100,000 common shares (both of which had vested in full by January 2004) and dividend equivalent rights on a notional 50,000 shares. Mr. Glickman’s options to acquire 100,000 common shares expired unexercised on November 9, 2010. In connection with the dividend equivalent rights, PREIT established a bookkeeping account and credited to it the dividends he would have received if he had owned the notional shares. All unapplied dividend amounts were paid to Mr. Glickman in a lump sum of $1,119,500 upon the expiration of the last of the options in 2010. See “Outstanding Equity Awards at 2010 Fiscal Year End.” PREIT is also obligated to credit $25,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Glickman or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Glickman or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code.

George F. Rubin’s employment agreement with PREIT was amended and restated effective as of December 30, 2008 for an initial term through December 31, 2009, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term will not be extended. Under the agreement, Mr. Rubin serves as Vice Chairman of PREIT. Mr. Rubin’s salary may be increased each year at the discretion of PREIT’s Compensation Committee. In accordance with the agreement, Mr. Rubin is entitled each year to participate in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. PREIT is also obligated to credit $35,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Rubin or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Rubin or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. Under the agreement, the Board of Trustees of PREIT is obligated to nominate Mr. Rubin as a candidate for election to the Board of Trustees at each Annual Meeting of Shareholders at which his term as a trustee is scheduled to expire, so long as Mr. Rubin’s employment has not been terminated and a non-renewal notice has not been given to Mr. Rubin pursuant to the terms of the agreement.

Joseph F. Coradino’s employment agreement with PREIT was amended and restated effective as of December 30, 2008 for an initial term through December 31, 2009, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term will not be extended. Under the agreement, Mr. Coradino serves as Executive Vice President-Retail of PREIT. He has also been appointed as the

President of PREIT Services, LLC and PREIT-RUBIN, Inc. Mr. Coradino’s salary may be increased each year at the discretion of PREIT’s Compensation Committee. In accordance with the agreement, Mr. Coradino is entitled each year to participate in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. PREIT is obligated to credit $35,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Coradino or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Coradino or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code.

Robert F. McCadden’s employment agreement with PREIT was amended and restated effective as of December 30, 2008 for an initial term through December 31, 2009, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term will not be extended. Under the agreement, Mr. McCadden serves as Executive Vice President and Chief Financial Officer of PREIT. Mr. McCadden’s salary may be increased each year at the discretion of PREIT’s Compensation Committee. In accordance with the agreement, Mr. McCadden is entitled each year to participate in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. PREIT is obligated to credit $25,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. McCadden or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. McCadden or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code.

Each of the employment agreements for the above named executive officers also provides for certain severance and other benefits upon a termination of employment and/or change of control of PREIT and certain non-competition/non-solicitation obligations of the executive. See “Potential Payments Upon Termination or Change of Control,” beginning on page 41, for a description of such benefits and obligations.

2010 Grants of Plan-Based Awards

The following table shows information concerning grants of plan-based awards made by PREIT in 2010 to PREIT’s Chief Executive Officer, Chief Financial Officer and its other named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald Rubin	2010	$196,927	$421,986	$843,972
	3/11/2010				35,456	70,912	106,368		$1,054,461
	3/11/2010							70,912	$822,934

	Total	$196,927	$421,986	$843,972	35,456	70,912	106,638	70,912	$1,877,395

Edward A. Glickman	2010	$154,187	$334,073	$668,145
	3/11/2010				22,672	45,343	68,015		$674,250
	3/11/2010							45,343	$526,206

	Total	$154,187	$334,073	$668,145	22,672	45,343	68,015	45,343	$1,200,456

George F. Rubin	2010	$123,963	$268,586	$537,172
	3/11/2010				19,790	35,579	59,369		$588,540
	3/11/2010							35,579	$459,314

	Total	$123,963	$268,586	$537,172	19,790	35,579	59,369	35,579	$1,047,854

Joseph F. Coradino	2010	$123,963	$268,586	$537,172
	3/11/2010				19,790	35,579	59,369		$588,540
	3/11/2010							35,579	$459,314

	Total	$123,963	$268,586	$537,172	19,790	35,579	59,369	35,579	$1,047,854

Robert F. McCadden	2010	$98,838	$237,212	$474,424
	3/11/2010				17,440	34,879	52,319		$518,651
	3/11/2010							34,879	$404,771

	Total	$98,838	$237,212	$474,424	17,440	34,879	52,319	37,879	$923,422

(1)	The amounts shown under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent the potential threshold, target and outperformance awards under the 2010 cash incentive compensation plan.

(2)	The numbers shown under Estimated Future Payouts Under Equity Incentive Plan Awards represent the number of shares issuable in connection with the RSUs, not including RSUs resulting from the deemed investment of amounts equal to dividends paid on an equivalent number of common shares. See “Equity Plans—Restricted Share Unit Program.” The recipient is not entitled to any voting rights in connection with the RSUs. See “Compensation Discussion and Analysis” for a discussion of the objectives of the RSUs. Whether the named executive officers will receive any shares in respect of the RSUs depends on whether PREIT achieves certain performance (TRS) objectives. If the measurement period had ended on December 31, 2010, PREIT would have met the objective at the outperformance, or maximum, level for the 2010 RSU grants.

(3)

The numbers shown under All Other Stock Awards represent the number of time based restricted shares granted under PREIT’s Amended and Restated 2003 Equity Incentive Plan. These shares will vest in three equal annual installments beginning on or about February 15th of the year after the date of grant, subject to continued employment. During the period that the restricted shares have not vested, the recipient is entitled to vote the shares and to receive an amount equal to the dividends that would have been paid on the shares if they were vested. PREIT made cash distributions to all holders of common shares of $0.60 per share in 2010. In February 2011, PREIT’s Board of Trustees declared a cash dividend of $0.15 per share payable in March 2011.

(4)	The amounts shown in the Grant Date Fair Value of Stock and Option Awards column represent the fair value of the awards on the date of grant, as computed in accordance with Topic 718. Valuations with respect to grants of performance based awards are reflected in the tables as determined using a Monte Carlo simulation probabilistic valuation model. Whether the named executive officers will receive any shares in respect of the performance based awards (RSUs) depends on whether PREIT achieves certain performance (TRS) objectives. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to Topic 718 with respect to grants of RSUs, which assumptions included no expirations without the issuance of any shares, see Note 8, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Valuations with respect to awards of time based restricted shares are reflected in the tables based on the average of the high and low sale prices of a PREIT common share on the date of grant.

Equity Plans

Restricted Share Unit Program

In 2008 and 2010, the Compensation Committee made awards in the form of market based performance contingent restricted share units, or RSUs, under the 2008-2010 Restricted Share Unit Program (for grants made in 2008) and the 2010-2012 Restricted Share Unit Program (for grants made in 2010). The RSUs represent the right to earn common shares in the future depending on PREIT’s total return to shareholders, or TRS, for the three year period (the “Measurement Period”) ended December 31, 2010 (for grants made in 2008) and ending December 31, 2012 (for grants made in 2010) relative to the TRS for the Measurement Period of the component companies in the MSCI US REIT Index (the “Index”) for those periods. If PREIT’s TRS performance is below the 25th percentile of the component companies in the Index, then no shares will be earned. If PREIT’s TRS over the Measurement Period is above the 25th percentile of the component companies in the Index, then a percentage of the awards ranging from 50% (at the 25th percentile) to 150% (at or above the 75th percentile) will be earned. Dividends paid by PREIT during the Measurement Period are deemed to be invested in additional RSUs for the account of the named executive officer at the 20 day average closing price of a share of PREIT ending on the dividend payment date. If earned, awards will be paid in common shares in an amount equal to the applicable percentage of the number of RSUs in the named executive officer’s account at the end of the Measurement Period. With respect to the 2008-2010 Restricted Share Unit Program, the Compensation Committee determined that PREIT’s TRS performance for the Measurement Period ended December 31, 2010 was below the 25th percentile of the component companies in the Index for such Measurement Period, and consequently no shares had been earned pursuant to the 2008-2010 Restricted Share Unit Program. The Measurement Period for the 2010-2012 RSU Program is still in progress; accordingly, it cannot yet be determined what portion, if any, of the RSUs granted under that program will be earned.

Except if there is a change of control, participants may elect to defer delivery of all or a portion of the shares to be awarded to such participant until separation from service or a specified date chosen by the participant. If a participant elects to defer delivery until separation from service, PREIT must deliver the shares to participants who are “specified employees,” as defined in Section 409A of the Code, upon the earlier of six months after separation from service or death. Participants who elect to defer delivery of their shares will have dividend equivalents credited on their deferred shares which will be reinvested in notional shares (on which dividend equivalents will also be credited and so reinvested). A participant who has elected to defer delivery of his or her shares may receive the shares prior to the scheduled delivery date in the event of an unforeseeable emergency.

If, prior to the last day of the Measurement Period, the named executive officer’s employment is terminated by PREIT for a reason other than cause or by the named executive officer for good reason or because of the death or disability of the named executive officer, the named executive officer will remain eligible to receive shares under the program as if his employment had not terminated. If the named executive officer’s employment is terminated for any other reason, the named executive officer will forfeit all of the RSUs.

Non-Equity Plans

Performance Incentive Unit Program

The performance incentive units (“PIUs”) granted in 2009 represent the right to earn cash in the future, and they were granted in lieu of restricted share units awarded in prior years and in 2010. See “Compensation Discussion and Analysis” for a more extensive discussion of PIUs. The payment, if any, of cash by PREIT depends on PREIT’s performance in terms of TRS for the Measurement Period relative to the TRS for the Measurement Period of the component companies in the Index. If PREIT’s TRS performance over the Measurement Period is below the 25th percentile of the component companies in the Index, then no cash will be earned. If PREIT’s TRS over the Measurement Period is at or above the 25th percentile of the component companies in the Index, then a percentage of the awards ranging from 50% (at the 25th percentile) to 150% (at or above the 75th percentile) will be earned. Each PIU had an initial stated value of $3.44 (the average closing price of a common share of PREIT during the 20 trading days ending on the day prior to the grant date). The stated value of a PIU will be increased by an amount equal to the cash dividend paid on a common share of PREIT on each dividend payment date. Each of the named executive officers will be paid an amount in cash equal to the percentage of the stated value of each of his PIUs that is earned at the end of the Measurement Period. The Measurement Period for the 2009-2011 PIU Program is still in progress; accordingly, it cannot yet be determined what portion, if any, of the PIUs granted under the program will be earned.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table shows information concerning outstanding equity awards at December 31, 2010, including both awards subject to market-based performance conditions and time based awards, made by PREIT to PREIT’s Chief Executive Officer, Chief Financial Officer and its other named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Ronald Rubin	0	0	0	—	—	185,398	$2,693,833	111,752	$1,623,749
Edward A. Glickman	0	0	0	—	—	117,817	$1,711,881	71,457	$1,038,270
George F. Rubin	0	0	0	—	—	102,930	$1,495,573	62,373	$906,280
Joseph F. Coradino	0	0	0	—	—	102,930	$1,495,573	62,373	$906,280
Robert F. McCadden	0	0	0	—	—	90,029	$1,308,121	54,968	$798,678

(1)	The numbers shown under Number of Shares or Units of Stock That Have Not Vested represent the number of time based restricted shares granted under PREIT’s Amended and Restated 2003 Equity Incentive Plan. These shares will vest in three (four for the 2008 grants and five for the prior grants) equal annual installments beginning on or about February 15th of the year after the date of grant, subject to continued employment. The vesting dates of the shares shown in this column are as follows:

Vesting Date	Ronald Rubin	Edward A. Glickman	George F. Rubin	Joseph F. Coradino	Robert F. McCadden
2/15/2011	81,829	52,024	45,454	45,454	39,583
2/15/2012	79,932	50,679	44,283	44,283	38,820
2/15/2013	23,637	15,114	13,193	13,193	11,626

Total	185,398	117,817	102,930	102,930	90,029

(2)	The market value of shares is based upon the closing market price per share of PREIT’s common shares as of December 31, 2010 of $14.53.

(3)	The amounts shown under Number of Unearned Shares, Units or Other Rights That Have Not Vested represent the aggregate of the number of RSUs, including RSUs “acquired” as a result of the application of dividends deemed credited to the account of the named executive officer. The amount shown represents the percentage of RSUs that will be earned and delivered as shares assuming PREIT’s TRS is at the outperformance level under the plan, including RSUs resulting from the deemed investment of amounts equal to dividends paid on an equivalent number of common shares. The expiration date of the RSUs shown in this column is December 31, 2012.

2010 Option Exercises and Stock Vested

The following table shows information concerning each vesting of restricted shares awarded to PREIT’s Chief Executive Officer, Chief Financial Officer and its other named executive officers in 2010. There were no share options exercised by PREIT’s Chief Executive Officer, Chief Financial Officer or its other named executive officers in 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald Rubin	0	0	63,582	555,389
Edward A. Glickman	0	0	40,730	355,777
George F. Rubin	0	0	35,595	310,922
Joseph F. Coradino	0	0	35,595	310,922
Robert F. McCadden	0	0	30,111	263,020

Pension Benefits

None of our named executive officers participate in or have accrued benefits under qualified or non-qualified defined benefit plans sponsored by us.

2010 Nonqualified Deferred Compensation

The following table shows information concerning contributions, earnings, distributions and balances under non-qualified defined contribution and other deferred compensation plans maintained for PREIT’s Chief Executive Officer, Chief Financial Officer and its other named executive officers.

Name	Registrant Contributions In Last FY ($)(1)		Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)(3)
Ronald Rubin	100,000		135,795	0		1,493,742
Edward A. Glickman	47,500	(4)	53,461	1,119,500	(5)	588,068	(5)
George F. Rubin	35,000		43,436	0		477,794
Joseph F. Coradino	35,000		43,436	0		477,794
Robert F. McCadden	25,000		23,718	0		260,897

(1)	The amounts reported in this column are reported in the Summary Compensation Table under All Other Compensation.

(2)	The above-market portions of the amounts reported in this column are included in the Summary Compensation Table under Change in Pension Value and Nonqualified Deferred Compensation Earnings, to the extent they exceed 120% of the prevailing long term applicable federal rate.

(3)	The amounts reported in this column, less a portion of earnings up to certain market rates, were reported as compensation in prior years.

(4)	$25,000 of this amount represents our contribution to Mr. Glickman’s supplemental retirement plan in 2010, and $22,500 of this amount represents the amount credited to Mr. Glickman in 2010 under dividend equivalent rights previously granted.

(5)	Mr. Glickman received a cash payment of $1,119,500 in 2010, representing the balance accrued in respect of his dividend equivalent rights.

See “Compensation—Employment Agreements” for a description of the material terms of the supplemental retirement plans of the named executive officers.

Potential Payments Upon Termination or Change of Control

Following is a summary of the arrangements that provide for payment to a named executive officer at, following or in connection with any termination, including resignation, severance, retirement or constructive termination, or in connection with a change of control or a change in the named executive officer’s responsibilities.

Ronald Rubin, George F. Rubin, Joseph F. Coradino and Robert F. McCadden

Termination by Us Without Cause, Termination by the Executive for Good Reason or Our Election Not to Renew the Employment Agreement. If we terminate Ronald Rubin’s, George F. Rubin’s, Joseph F. Coradino’s or Robert F. McCadden’s (each, an “Executive”) employment for a reason other than for “Cause,” which is generally defined to include fraud in connection with his employment, theft of PREIT funds, acts which are grounds for termination under our Code of Business Conduct and Ethics, indictment for a crime of moral turpitude, breach of confidentiality or non-competition obligations, continued failure to perform duties 30 days after a written demand specifying the nature of the failure, or repeated abuse of alcohol or drugs, or if an Executive terminates his employment with us for “Good Reason,” which includes PREIT’s material breach of its obligations to the Executive under the employment agreement, a material change in the geographic location at which the Executive provides services, or a material diminution in the Executive’s authority, duties or responsibilities (in each case, after 30 days written notice and failure to cure); in the case of Ronald Rubin and George F. Rubin, the Executive is not nominated for election as a trustee; or if we elect not to renew the Executive’s employment agreement, then:

•	PREIT will pay to him (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement; and

•

a cash lump sum payment (such amount being discounted to present value) equal to three times (two times in the case of Mr. McCadden) (x) his then-current base salary plus (y) an amount calculated by multiplying such then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years, provided that the Executive has timely executed and delivered to PREIT a release of claims against PREIT; and

•

he, his spouse and dependents will continue to receive medical benefits for three years (two years in the case of George F. Rubin and Mr. Coradino and one year in the case of Mr. McCadden) to the extent PREIT was paying for such benefits prior to such termination; and

•	any restricted shares will vest.

Termination by Us for Cause. If we terminate the Executive’s employment for Cause, then:

•	PREIT will pay to him (less applicable withholding taxes) all earned but unpaid amounts under the employment agreement;

•	he, his spouse and dependents will have rights under PREIT’s health plans as provided by COBRA; and

•

he will not engage in, have an interest in or in any way be affiliated with any entity that engages within 25 miles of any property owned by PREIT in any activity which competes with the activity of PREIT for one year following such termination.

Death or Disability. Under our employment agreement with each Executive, if the Executive dies during the term of his employment agreement, or if he is unable to perform his duties for 120 days during any 150 day period and PREIT elects to terminate his employment (“disability”), then:

•	PREIT will pay to him or his estate (less applicable withholding taxes):

•

in the case of the Executive’s disability, a cash lump sum payment (discounted to present value) equal to one times (three times in the case of Ronald Rubin) (x) his then-current base salary minus (y) amounts reasonably projected to be paid to the Executive under disability insurance policies for the 12-month period immediately following the Executive’s termination of employment (36-month period in the case of Ronald Rubin);

•	in the case of the Executive’s death, his base salary for a period of 12 months (36 months in the case of Ronald Rubin) paid in accordance with PREIT’s normal payroll practices;

•	all earned but unpaid amounts under the employment agreement; and

•

if PREIT achieves its specified performance target(s), the pro rata portion of any amount payable under the annual cash incentive plan with respect to the year of termination that he would have earned had he remained employed with us;

•	all unvested restricted shares that vest solely based on the passage of time and the Executive’s continued employment will vest; and

•

he, his spouse and dependents will continue to receive medical benefits for the 12-month period (36-month period in the case of Ronald Rubin) immediately following his termination of employment to the extent PREIT was paying for such benefits prior to such death or disability.

Voluntary Termination. If an Executive voluntarily terminates his employment, PREIT will pay to him (less applicable withholding taxes) all earned but unpaid amounts under his employment agreement, and he will have rights under PREIT’s health plans as provided by COBRA. If an Executive voluntarily terminates his employment with PREIT (other than (i) for Good Reason, (ii) within 10 calendar days following the date that PREIT provides the Executive with notice of his base salary and bonus eligibility for such fiscal year or (iii) within 10 calendar days following April 10th of the applicable fiscal year, if such compensation notice has not been received as of that date), the Executive will not engage in, have an interest in or in any way be affiliated with any entity that engages, within 25 miles of any property owned by PREIT, in any activity which competes with the activities of PREIT or its affiliates for one year following such termination.

Restricted Share Unit Programs and Performance Incentive Unit Program. Under these Programs, if an Executive’s employment is terminated by PREIT for a reason other than for Cause or by the Executive for Good Reason or because of the death or disability of the Executive, the Executive will remain eligible to receive shares under the Restricted Share Unit Program and to receive cash under the Performance Incentive Unit Program as if his employment had not terminated. If the Executive’s employment is terminated for any other reason, he forfeits his RSUs and PIUs.

Change of Control. If there is a change of control of PREIT, then:

•	any restricted shares will vest; and

•

if the Executive is required to pay any excise taxes imposed under Section 4999 of the Code, PREIT will reimburse the Executive for the full amount of such excise taxes (limited to one-half of such taxes in the case of Mr. McCadden), provided that such reimbursement will not be grossed up to cover any excise, income or employment taxes assessed on that additional payment; if the Executive would receive a higher net after-tax benefit by the reduction of his payments and benefits to the minimum extent necessary to ensure that no such excise taxes apply, his payments and benefits shall be so reduced.

If an Executive’s employment is terminated within six months before or 12 months after a change of control of PREIT, by us without Cause (including our election not to renew the agreement), or by him for Good Reason, then:

•	PREIT will pay to him (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement;

•

a lump sum cash payment equal to three times (two times in the case of Mr. McCadden) (x) his then-current base salary (discounted to present value if such termination occurs within six months before the change of control) plus (y) an amount calculated by multiplying the then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years; and

•

the Executive, his spouse and dependents will continue to receive medical benefits for three years (two years in the case of George F. Rubin and Mr. Coradino and one year in the case of Mr. McCadden) to the extent PREIT was paying for such benefits prior to termination.

In the event of a change of control, the Measurement Period for any outstanding Restricted Share Unit Program and Performance Incentive Unit Program would end on the date of the change of control, and shares or cash will become payable under those agreements, if at all, based on our TRS performance through that date.

As described above under “Employment Agreements,” the amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable within 60 days of the termination of employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. See “Nonqualified Deferred Compensation.”

Assuming Ronald Rubin’s employment was terminated under each of these circumstances on December 31, 2010 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Rubin’s covenant not to compete, such payments and benefits would have had an estimated value of:

Ronald Rubin	Base Salary ($)		Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Benefit Continuation ($)	Total ($)
				Performance Based		Time Based
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	1,575,207		1,273,576	1,990,816	(1)	2,693,833	51,000	7,584,432
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	1,687,944	(2)	1,273,576	1,990,816		2,693,833	51,000	7,697,169
Death	1,687,944		587,967	1,990,816	(1)	2,693,833	51,000	7,011,560
Disability	1,071,273		587,967	1,990,816	(1)	2,693,833	51,000	6,394,889
Change of Control (without regard to a termination of employment)	0		0	1,990,816		2,693,833	0	4,684,649

(1)	Represents the value of shares or cash, as applicable, under any RSU or PIU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2010 based on our TRS performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

(2)	Assumes termination occurs within 12 months after a change of control. If termination occurs within six months prior to a change of control, the Executive would receive the base salary amount listed in the row “Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control.”

Assuming George F. Rubin’s employment was terminated under each of these circumstances on December 31, 2010 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Rubin’s covenant not to compete, such payments and benefits would have had an estimated value of:

George F. Rubin				Value of Accelerated Equity and Performance Awards ($)
	Base Salary ($)		Bonus ($)	Performance Based		Time Based	Benefit Continuation ($)	Total ($)
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	1,156,833		806,290	1,107,964	(1)	1,495,573	48,000	4,614,660
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	1,239,627	(2)	806,290	1,107,964		1,495,573	48,000	4,679,454
Death	413,209		374,230	1,107,964	(1)	1,495,573	24,000	3,414,976
Disability	227,722		374,230	1,107,964	(1)	1,495,573	24,000	3,229,489
Change of Control (without regard to a termination of employment)	0		0	1,107,964		1,495,573	0	2,603,537

(1)	Represents the value of shares or cash, as applicable, under any RSU or PIU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2010 based on our TRS performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

(2)	Assumes termination occurs within 12 months after a change of control. If termination occurs within six months prior to a change of control, the Executive would receive the base salary amount listed in the row “Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control.”

Assuming Joseph F. Coradino’s employment was terminated under each of these circumstances on December 31, 2010 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Coradino’s covenant not compete, such payments and benefits would have had an estimated value of:

				Value of Accelerated Equity and Performance Awards ($)
Joseph F. Coradino	Base Salary ($)		Bonus ($)	Performance Based		Time Based	Other(1) ($)	Total ($)
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	1,156,833		806,290	1,107,964	(2)	1,495,573	48,000	4,614,660
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	1,239,627	(3)	806,290	1,107,964		1,495,573	520,750	5,170,204
Death	413,209		374,230	1,107,964	(2)	1,495,573	24,000	3,414,976
Disability	227,722		374,230	1,107,964	(2)	1,495,573	24,000	3,229,489
Change of Control (without regard to a termination of employment)	0		0	1,107,964		1,495,573	0	2,603,537

(1)	The amounts shown in this column represent amounts in respect of benefit continuation and in addition, the amount listed in the row “Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control” includes reimbursement, in an amount equal to $472,750, for excise taxes imposed under Section 4999 of the Code.

(2)	Represents the value of shares or cash, as applicable, under any RSU or PIU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2010 based on our TRS performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

(3)	Assumes termination occurs within 12 months after a change of control. If termination occurs within six months prior to a change of control, the Executive would receive the base salary amount listed in the row “Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control.”

Assuming Robert F. McCadden’s employment was terminated under each of these circumstances on December 31, 2010 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. McCadden’s covenant not to compete, such payments and benefits would have had an estimated value of:

				Value of Accelerated Equity and Performance Awards ($)
Robert F. McCadden	Base Salary ($)		Bonus ($)	Performance Based		Time Based	Other ($)		Total ($)
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	754,739		619,387	974,811	(2)	1,308,121	0		3,657,058
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	790,706	(3)	619,387	974,811		1,308,121	168,359	(1)	3,861,384
Death	395,353		330,515	974,811	(2)	1,308,121	0		3,008,800
Disability	210,286		330,515	974,811	(2)	1,308,121	0		2,282,932
Change of Control (without regard to a termination of employment)	0		0	974,811		1,308,121	0		2,282,932

(1)	Represents reimbursement for one half of the excise taxes imposed under Section 4999 of the Code.

(2)	Represents the value of shares or cash, as applicable, under any RSU or PIU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2010 based on our TRS performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

(3)	Assumes termination occurs within 12 months after a change of control. If termination occurs within six months prior to a change of control, the Executive would receive the base salary amount listed in the row “Without Cause or For Good Reason Not Associated With a Change of Control.”

Edward A. Glickman

Termination by Us Without Cause or Termination by Mr. Glickman for Good Reason. If we terminate Mr. Glickman’s employment agreement for a reason other than for “Cause,” which is defined solely for purposes of Mr. Glickman’s employment agreement as fraud, theft, misappropriation or embezzlement of the assets or funds of PREIT, indictment for a crime involving moral turpitude, breach of confidentiality or non-competition obligations, continued failure to perform duties 20 days after a written demand specifying the nature of the failure, or repeated abuse of alcohol or drugs, or if Mr. Glickman terminates the agreement for “Good Reason,” which is defined solely for purposes of Mr. Glickman’s employment agreement as PREIT’s material breach of its obligations to Mr. Glickman, after 20 days written notice and failure to cure; the receipt of written notice that PREIT elects not to renew the term of his employment agreement, Ronald Rubin ceases to be the Chief Executive Officer of PREIT at any time, or, following a change of control, PREIT or any successor does not offer Mr. Glickman an employment agreement for at least three years that provides the same title and responsibilities as he had immediately before the change of control, the same or greater compensation and benefits and that his primary business office will continue to be in the metropolitan Philadelphia area, then:

•	PREIT will pay to him (less applicable withholding taxes):

•	all amounts accrued under his employment agreement in accordance with generally accepted accounting principles;

•	a lump sum equal to three times his then-current base salary; and

•	a lump sum equal to three times the average of the bonuses paid during the three years prior to the termination;

•	all restricted shares granted to Mr. Glickman will vest; and

•

he and his family members who are covered under our benefit plans on the date of such termination will continue to be eligible for benefits under such plans for the balance of the term of Mr. Glickman’s employment agreement prior to termination, plus one year.

If Mr. Glickman terminates his employment agreement for Good Reason based on Ronald Rubin having ceased to be Chief Executive Officer of PREIT, then Mr. Glickman will not be entitled to the payments, vesting and other entitlements described above unless he terminates his employment during specified periods within six months to one year following the date that Ronald Rubin ceases to be Chief Executive Officer, depending on the reason for such cessation.

Termination by Us for Cause or by Mr. Glickman Voluntarily. If we terminate Mr. Glickman’s employment for Cause, or if he resigns voluntarily, then:

•	PREIT will pay to him (less applicable withholding taxes):

•	all amounts accrued under his employment agreement in accordance with generally accepted accounting principles; and

•

if PREIT achieves its specified performance target(s), the pro rata portion of the annual cash incentive amount with respect to the year of termination that Mr. Glickman would have earned had he remained employed with us, provided that in the case of a voluntary resignation, Mr. Glickman provides at least six weeks notice;

•

he and his family members who are covered under our benefit plans on the date of such termination will continue to be eligible for benefits under such plans for the balance of the term of Mr. Glickman’s employment agreement prior to termination, plus six months; and

•

if Mr. Glickman is terminated for fraud, theft, misappropriation, embezzlement, indictment for a crime of moral turpitude or repeated abuse of drugs or alcohol, he will not engage in, have an interest in or work for any entity that engages within 25 miles of any property owned by PREIT in any activity that competes with the activity of PREIT for six months after termination.

Death or Disability. Under our employment agreement with Mr. Glickman, if he dies during the term of his employment agreement or if he is unable to perform his duties for 120 days during any five month period and PREIT elects to terminate his employment (“disability”), then:

•	PREIT will pay to him or his estate (less applicable withholding taxes):

•	all amounts accrued under his employment agreement in accordance with generally accepted accounting principles;

•

in the case of a disability, a lump sum equal to two years of his then-current base salary minus any disability payments reasonably projected to be received by him during the two years following termination of employment;

•	in the case of death, a lump sum cash payment equal to six months of his then-current base salary; and

•

if PREIT achieves its specified performance target(s) in the year of his death or termination of his employment due to disability, the pro rata portion of the annual cash incentive amount with respect to the year of death or termination that Mr. Glickman would have earned had he remained employed with us;

•	all unvested restricted shares that vest solely based on the passage of time and Mr. Glickman’s continued employment will vest; and

•

he and his family members who are covered under our benefit plans on the date of such termination will continue to be eligible for benefits under such plans for one year to the extent such family members were covered prior to death or disability.

Restricted Share Unit Programs and Performance Incentive Unit Programs. Under these Programs, if Mr. Glickman’s employment is terminated by PREIT for a reason other than for Cause or by Mr. Glickman for Good Reason or because of Mr. Glickman’s death or disability, Mr. Glickman will remain eligible to receive shares under the Restricted Share Unit Program and to receive cash under the Performance Incentive Unit Program as if his employment had not terminated. If Mr. Glickman’s employment is terminated for any other reason, he forfeits his RSUs and PIUs.

Change of Control. If there is a change of control of PREIT, then all restricted shares granted to Mr. Glickman will vest.

If Mr. Glickman’s employment is terminated by PREIT without Cause following a change of control or within one year preceding the change of control, or by Mr. Glickman for Good Reason within six months following a change of control of PREIT, then:

•

Mr. Glickman will receive all payments, vesting and other entitlements provided in the event of a termination without Cause or for Good Reason (as described above), as the case may be, prior to a change of control; and

•

if Mr. Glickman is required to pay any excise taxes imposed under Section 4999 of the Code, PREIT will reimburse Mr. Glickman for one-half of such excise taxes, provided that such reimbursement will not be grossed up to cover any excise, income or employment taxes assessed on that additional payment; if Mr. Glickman would receive a higher net-after tax benefit by the reduction of his payments and benefits to the minimum extent necessary to ensure that no such excise taxes apply, his payments and benefits will be so reduced.

In the event of a change of control, the Measurement Period for any outstanding Restricted Share Unit Program and Performance Incentive Unit Program would end on the date of the change of control, and shares or cash will then become payable under those arrangements, if at all, based on our TRS performance through that date.

As described above under “Employment Agreements,” the amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable within 60 days of the termination of employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. See “Nonqualified Deferred Compensation.”

Assuming Mr. Glickman’s employment was terminated under each of these circumstances on December 31, 2010 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Glickman’s covenant not to compete, such payments and benefits would have had an estimated value of:

Edward A. Glickman	Base Salary ($)	Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Other(1) ($)	Total ($)
			Performance Based		Time Based
Without Cause or For Good Reason Not Associated With a Change of Control	1,541,874	975,243	1,268,894	(2)	1,711,881	48,000	5,545,892
Without Cause or For Good Reason Associated With a Change of Control	1,541,874	975,243	1,268,894		1,711,881	303,923	5,801,815
Death	256,979	465,475	1,268,894	(2)	1,711,881	24,000	3,727,229
Disability	667,916	465,475	1,268,894	(2)	1,711,881	24,000	4,138,166
Change of Control (without regard to a termination of employment)	0	0	1,268,894		1,711,881	0	2,980,775
Voluntary Resignation or for Cause	0	465,475	0		0	0	465,475

(1)	The amounts shown in this column represent amounts in respect of benefit continuation and in addition, the amount listed in the row “Without Cause or For Good Reason Associated With a Change of Control” includes reimbursement, in an amount equal to $279,923, for one half of the excise taxes imposed under Section 4999 of the Code.

(2)	Represents the value of shares or cash, as applicable, under any RSU or PIU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2010 based on our TRS performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

2010 Trustee Compensation

Each trustee who is not an employee of PREIT received an annual retainer for 2010 of $30,000, plus $1,500 per Board of Trustees or committee meeting in which the trustee participated. In addition, the Chair of PREIT’s Audit Committee receives an additional retainer of $15,000, while the Chairs of the Compensation Committee and the Nominating and Governance Committee each receive an additional annual retainer of $10,000, and the Chair of the Special Committee established under PREIT’s Related Party Transaction Policy receives an additional annual retainer of $5,000. Non-employee trustees also typically receive restricted shares annually which vest over three years. In 2010, the Board of Trustees determined that the award of restricted shares to non-employee trustees would be equal in value to $55,000, which equated to 4,704 shares based on the $11.69 average of the closing prices of PREIT shares for the 20 trading days prior to the date of grant. Under the 2008 Restricted Share Plan for Non-Employee Trustees, as amended, 2,000 shares were awarded to each non-employee trustee, and the balance of 2,704 shares (for a total of 4,704 shares) were awarded under the Amended and Restated 2003 Equity Incentive Plan. In addition, it has been the practice of PREIT to grant each newly-elected trustee an option to purchase 5,000 shares that vest over four years.

The following table summarizes the fees and other compensation earned by our Non-Employee Trustees for their service on our Board of Trustees and any committees of the Board of Trustees during 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(1)	Total ($)
Dorrit J. Bern	49,500	58,471	107,971
Stephen B. Cohen	55,500	58,471	111,971
M. Walter D’Alessio	60,500	58,471	118,971
Rosemarie B. Greco	61,000	58,471	119,471
Lee H. Javitch(2)	6,000	0	6,000
Leonard I. Korman	57,000	58,471	115,471
Ira M. Lubert	58,000	58,471	116,471
Donald F. Mazziotti	54,000	58,471	112,471
Mark E. Pasquerilla	42,000	58,471	100,471
John J. Roberts	69,000	58,471	127,471

(1)	The amounts reported in the Stock Awards column represent the grant date fair value as determined in accordance with Topic 718 based on the average of the high and low sale prices of a common share on the date of grant. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to Topic 718, which assumptions included no expirations without the issuance of any shares, see Note 8, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The following table summarizes the aggregate number of restricted shares and options held by our Trustees outstanding at December 31, 2010.

Name	Restricted Shares	Total Options	Exercisable Options	Unexercisable Options
Dorrit J. Bern	6,038	5,000	1,250	3,750
Stephen B. Cohen	6,372	5,000	5,000	0
M. Walter D’Alessio	6,372	5,000	5,000	0
Rosemarie B. Greco	6,372	2,500	2,500	0
Leonard I. Korman	6,372	2,500	2,500	0
Ira M. Lubert	6,372	5,000	5,000	0
Donald F. Mazziotti	6,372	5,000	5,000	0
Mark E. Pasquerilla	6,372	5,000	5,000	0
John J. Roberts	6,372	5,000	5,000	0

(2)	Mr. Javitch did not stand for reelection at the 2010 Annual Meeting of Shareholders.

Equity Compensation Plans

The following table summarizes PREIT’s equity compensation plans as of December 31, 2010:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by shareholders	44,793	(2)	$26.75	1,494,081	(3)
Equity compensation plans not approved by shareholders	—		—	—
Total	44,793		$26.75	1,494,081

(1)	Does not include shares reflected in the column entitled “Number of shares to be issued upon exercise of outstanding options, warrants and rights.”

(2)	Does not include 1,127,071 restricted shares awarded under PREIT’s 2003 Equity Incentive Plan, and does not include 32,678 shares awarded under PREIT’s 2008 Restricted Share Plan for Non-Employee Trustees that, in each case, were outstanding and unvested at December 31, 2010.

(3)	Includes 1,245,082 shares available for awards under PREIT’s Amended and Restated 2003 Equity Incentive Plan as of December 31, 2010. The 2003 Equity Incentive Plan was adopted by PREIT’s Board of Trustees and approved by PREIT’s shareholders in 2003 and authorized PREIT to issue up to 2,500,000 shares in connection with awards of options, restricted shares, share appreciation rights, performance shares, contract shares, bonus shares and dividend equivalent rights. In 2010, PREIT’s Board of Trustees adopted, and PREIT’s shareholders approved at the Annual Meeting, an amendment to the 2003 Equity Incentive Plan that increased the number of shares available under this Plan by 900,000. PREIT may make awards under the Amended and Restated 2003 Equity Incentive Plan to its non-employee trustees, officers and other key employees. The Compensation Committee of PREIT’s Board of Trustees administers the Amended and Restated 2003 Equity Incentive Plan. Also includes 13,000 shares available for awards under PREIT’s 2008 Restricted Share Plan for Non-Employee Trustees. The 2008 Restricted Share Plan for Non-Employee Trustees was adopted by PREIT’s Board of Trustees and approved by PREIT’s shareholders in 2007 and authorized PREIT to issue an aggregate of up to 60,000 restricted shares to its trustees who are not employees of PREIT or any of its affiliates. As of December 31, 2010, 47,000 of the shares available under the 2008 Restricted Share Plan for Non-Employee Trustees had been granted. The restricted shares awarded to non-employee trustees vest in three approximately equal annual installments so long as the recipient remains a trustee of PREIT. The 2008 Restricted Share Plan for Non-Employee Trustees is administered by the Compensation Committee of PREIT’s Board of Trustees. Also includes 235,999 shares available for issuance under PREIT’s Employee Share Purchase Plan.

Board Matters

Leadership Structure

Ronald Rubin is the Chairman and CEO of PREIT. The Board of Trustees believes that this dual role is appropriate given the leadership role he plays. The Board of Trustees has selected M. Walter D’Alessio, a non-employee trustee, to serve as the Lead Independent Trustee of the Board for a one-year term that commenced on January 1, 2011. The scope of Mr. D’Alessio’s responsibilities includes board operations, Chief Executive Officer evaluation and succession, Board of Trustees evaluation and recruitment, and, as appropriate, shareholder relations. The Board believes that this structure is appropriate and effective for PREIT because it enables PREIT to continue to benefit from Ronald Rubin’s extensive experience, knowledge, relationships and leadership in the real estate industry while also providing (i) a separate conduit between the independent trustees and the CEO and other executive officers of PREIT as appropriate, (ii) an additional mechanism for oversight by the independent trustees, and (iii) a means of enhancing conditions for engagement by the Board in PREIT’s decision making processes. The Board currently includes nine non-employee trustees (and, if all of the nominees for trustee are elected at the 2011 Annual Meeting of Shareholders, will include eight non-employee trustees), each of whom, both by virtue of their collective leadership experience and, in the case of the independent trustees, their positions on the various committees of the Board discussed below, provide significant independent leadership and direction that complements the leadership provided by the Lead Independent Trustee, Ronald Rubin and the other employee trustees.

Role in Risk Oversight

The full Board is responsible for, and actively involved in, identifying and overseeing the risks that PREIT faces. The Board retains direct decision making authority regarding the most significant of these risks, and exercises its oversight of management with respect to other risks. With respect to the exercise of direct decision making, the Board generally oversees these risks through the allocation of the oversight of certain risks to various of its committees, and the interaction of those committees, in performing the oversight responsibility allocated to them, with various outside consultants, including our independent auditor and our compensation consultant. The Board typically performs its oversight obligation through review of reports from the Chairs of these committees, as well as through discussions and reports from management regarding any significant or developing risks. Among other relevant information, the Board receives a report annually from management describing management’s methodology for identifying, assessing, mitigating, monitoring and disclosing operational and other risks. In addition, management periodically distributes and discusses with the Board an annotated list of the risks identified and discussed in the most recently filed Annual Report on Form 10-K of PREIT. The Board believes that the leadership structure discussed above, which places significant authority in the hands of its independent trustees while involving several key employee trustees in Board decision-making, enhances its ability to identify and oversee the risks that PREIT faces. See the following discussion for more information regarding the risks that are overseen by each committee.

Committees of the Board

PREIT has a standing Compensation Committee, a standing Audit Committee, a standing Nominating and Governance Committee and a standing Special Committee under PREIT’s Related Party Transaction Policy. PREIT’s by-laws authorize the establishment of a standing executive committee to consist of three members. PREIT’s Board of Trustees has not appointed any members to the executive committee. If duly constituted, the executive committee would be authorized to exercise all of the powers and authority of the Board of Trustees between meetings of the Board of Trustees, except for matters that are expressly reserved by PREIT’s by-laws to the full Board of Trustees or to another committee of the Board of Trustees.

Executive Compensation and Human Resources Committee

The Compensation Committee is currently comprised of Rosemarie B. Greco, Chair, Stephen B. Cohen, M. Walter D’Alessio, Leonard I. Korman and John J. Roberts. Rosemarie B. Greco will no longer serve on this Committee as of the 2011 Annual Meeting of Shareholders because she decided not to stand for reelection as a trustee. The principal duties of the Compensation Committee are to set the annual and long term compensation of PREIT’s executive officers in light of existing agreements and consistent with compensation objectives and policies established by the Compensation Committee, to make recommendations to PREIT’s Board of Trustees regarding incentive compensation and equity-based plans, and to administer these plans. The Compensation Committee does not have the authority to delegate any portion of its responsibilities over the compensation of PREIT’s executive officers to others, although it is assisted by, and consults with, others.

The Compensation Committee met six times during 2010. Meeting agendas are set by the Chair. The Compensation Committee considers the recommendations of PREIT’s Chief Executive Officer in establishing compensation for the named executive officers including Ronald Rubin, and invited the Chief Executive Officer to participate in compensation deliberations by the Compensation Committee concerning PREIT’s named executive officers.

The Compensation Committee has the exclusive authority to retain and terminate executive compensation consultants to assist in the evaluation of trustee or executive officer compensation. In August 2005, following interviews with and consideration of other consulting firms, the Compensation Committee engaged Towers, Perrin, Forster & Crosby, Inc., now known as Towers Watson & Co., to serve as the consultant to the Compensation Committee. However, in 2010 Towers Watson determined to curtail compensation consulting services. In response to that decision, some former Towers Watson consultants established a separate firm, and in October 2010, the Compensation Committee engaged that firm, Pay Governance, LLC. The consultant periodically advises the Compensation Committee of developing compensation trends and programs among REITs and other public companies. The consultant also presented, at the Compensation Committee’s direction, compensation data from several sources, including a survey of executive compensation among REITs prepared for NAREIT, proprietary databases developed by or available to the consultant and proxy statements of selected REITs.

As a part of its annual review of PREIT’s compensation policies with respect to all employees, the Compensation Committee also evaluates the risks that are created by those policies, including the risk-taking incentives that those policies may create. Based on that review, the Compensation Committee has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on PREIT.

The Compensation Committee’s process for setting executive compensation is described under “Additional Information—Executive Compensation—Compensation Discussion and Analysis.”

Audit Committee

The Audit Committee, which is comprised of John J. Roberts, Chair, Dorrit J. Bern, Stephen B. Cohen and Donald F. Mazziotti, met four times during 2010. The principal duties of the Audit Committee are to oversee PREIT’s accounting and financial reporting processes and the audit of PREIT’s financial statements, to select and retain independent auditors, to review with management and the independent auditors PREIT’s annual financial statements and related notes, to review PREIT’s internal audit activities, to review with the independent auditors the planned scope and results of the annual audit and their reports and recommendations, and to review with the independent auditors matters relating to PREIT’s system of internal controls.

PREIT’s audit committee charter provides that no member of the Audit Committee may serve on the audit committee of more than two other public companies unless the Board of Trustees determines that such service would not impair the member’s ability to effectively serve on PREIT’s Audit Committee. John J. Roberts presently serves on the audit committees of three public companies other than PREIT. The Board of Trustees has considered Mr. Roberts’ service on these audit committees and has determined that Mr. Roberts’ service on the other audit committees will not impair his ability to effectively serve in his role on PREIT’s Audit Committee.

Nominating and Governance Committee

The Nominating and Governance Committee, which is comprised of Ira M. Lubert, Chair, M. Walter D’Alessio, Leonard I. Korman and Donald F. Mazziotti, met four times during 2010. The principal duties of the Nominating and Governance Committee are to identify individuals qualified to become trustees of PREIT, recommend trustee nominees and trustee committee appointments to the Board of Trustees, review annually the compensation paid to non-employee trustees, develop and recommend a set of governance principles applicable to PREIT, and oversee the evaluation of the performance of PREIT’s Board of Trustees and management with respect to matters other than compensation.

While it does not maintain a formal policy on diversity, the Nominating and Governance Committee chooses candidates for the office of trustee without regard to sex, race, religion, national origin or sexual orientation. In selecting candidates for the position of trustee, the Nominating and Governance Committee and the full Board consider diversity in a broad sense, including differences of viewpoint, background, professional experience and skill, and the resulting diversity of perspectives. Its charter specifies the following minimum qualifications, qualities and skills that a committee-recommended nominee must possess: the highest character and integrity; sufficient experience to enable a meaningful contribution to PREIT and its Board of Trustees; and sufficient time available to devote to PREIT’s affairs and to carry out the responsibilities of a trustee. The Nominating and Governance Committee does not solicit recommendations from shareholders regarding trustee nominee candidates, but will consider any such recommendation received in writing and accompanied by sufficient information to enable the Nominating and Governance Committee to assess the candidates’ qualifications, along with confirmation of the candidates’ consent to serve as a trustee if elected. Such recommendations should be sent care of Bruce Goldman, Executive Vice President, General Counsel and Secretary, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. Any recommendation received from shareholders after January 1 of any year will not be considered until the following year. In addition to considering candidates recommended by shareholders, the Nominating and Governance Committee considers potential candidates recommended by PREIT’s current trustees and officers, and is authorized to utilize independent search firms to assist in identifying candidates. The process for screening candidates is the same regardless of the source of the recommendation, but only shareholder recommendations are subject to the January 1 deadline for submission for consideration in any given year. In each case, the Nominating and Governance Committee determines whether a recommended candidate meets PREIT’s minimum qualifications and possesses the qualities and skills for trustees, and whether requesting additional information or an interview is appropriate.

Special Committee regarding PREIT’s Related Party Transaction Policy

The Special Committee relating to PREIT’s Related Party Transaction Policy, which is comprised of M. Walter D’Alessio, Chair, Leonard I. Korman and Donald F. Mazziotti, did not meet in 2010. The principal duties of the Special Committee are to administer PREIT’s Related Party Transactions Policy by reviewing those transactions that PREIT’s General Counsel determines to be subject to the policy. See “—Related Party Transactions Policy.”

Meetings of Non-Employee Trustees and Independent Trustees

In addition to PREIT’s Board and committee meetings, the non-employee members of PREIT’s Board of Trustees meet separately at regularly scheduled meetings. An independent trustee presided at these meetings on a rotating basis in 2010. Beginning in 2011, the Lead Independent Trustee presides at these meetings. In addition to the regularly scheduled meetings of the non-employee members of PREIT’s Board of Trustees, PREIT’s independent trustees meet separately at least once per year.

Communicating with the Board of Trustees

Any interested party wishing to communicate with PREIT’s Board of Trustees, the non-employee trustees or any individual PREIT trustee on a confidential basis may do so in writing addressed, as applicable, to the Board of Trustees, the non-employee trustees or the individual trustee and sent care of Bruce Goldman, Executive Vice President, General Counsel and Secretary, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. PREIT’s General Counsel will review any such communication and will deliver such communications to the addressee.

Meetings of the Board of Trustees

The Board of Trustees met eight times in 2010. All of the trustees attended at least 75% of Board and applicable committee meetings in 2010. The Board of Trustees’ policy is that trustees are expected to attend PREIT’s Annual Meeting of Shareholders. Last year, all of the trustees attended the Annual Meeting, except Mr. Roberts.

Corporate Governance

PREIT’s corporate governance guidelines, code of business conduct and ethics for non-employee trustees, code of business conduct and ethics for officers and employees, related party transactions policy and the governing charters for the Audit, Nominating and Governance and Compensation Committees of PREIT’s Board of Trustees are available free of charge on PREIT’s website at www.preit.com, as well as in print to any shareholder upon request. PREIT’s Board of Trustees and Nominating and Governance Committee regularly review corporate governance developments and modify these guidelines, codes and charters as warranted. Any modifications are reflected on PREIT’s website as soon as practicable.

More than half of the members of PREIT’s Board of Trustees are independent trustees. For a trustee to be considered independent, PREIT’s Board of Trustees must determine that the trustee does not have any direct or indirect material relationship with PREIT. PREIT’s Board of Trustees has established guidelines to assist it in determining trustee independence, which are contained in the Company’s corporate governance guidelines. These guidelines conform to the independence requirements contained in the New York Stock Exchange listing rules. In addition, PREIT’s Board of Trustees has adopted categorical standards to assist it in making determinations of independence. The guidelines and the categorical standards that PREIT’s Board of Trustees uses to determine whether a trustee is independent specify that:

1.	Other than in his or her capacity as a trustee or shareholder of PREIT, no independent trustee shall have a material relationship with PREIT (either directly or as a partner, shareholder, officer or other affiliate of an organization, including a charitable organization, that has a material relationship with PREIT). For this purpose, a trustee shall be presumed not to have a material relationship with PREIT if he or she is not and, within the past two years, has not been an executive officer of, or the direct or indirect owner of more than 10% of the equity interest in, any business or professional entity:

•

that within the last two years has made or received, or going forward proposes to make or receive, payments to or from PREIT or any of its subsidiaries for property or services in excess of 5% of (i) PREIT’s consolidated gross revenues for its last full fiscal year, or (ii) the other entity’s consolidated gross revenues for its last full fiscal year; or

•	to which PREIT or any of its affiliates is indebted in an aggregate amount exceeding 5% of PREIT’s total consolidated assets as of the end of PREIT’s last full fiscal year.

2.	No independent trustee shall have been employed by PREIT, and no immediate family member of an independent trustee shall have been an executive officer of PREIT, within the past three years.

3.	No independent trustee shall have received more than $120,000 in direct annual compensation from PREIT within the past three years, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4.	No independent trustee shall have been affiliated with or employed by a present or former auditor of PREIT within the last three years.

5.	Within the last three years, no independent trustee shall have been an employee of another company if an executive officer of PREIT then served on the compensation committee of such other company.

6.	Within the last three years, no independent trustee shall have served as an executive officer or employee of a company that made payments to, or received payments from, PREIT for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

7.	No immediate family member of an independent trustee shall fit within the categories prohibited by any of the foregoing (other than with respect to the prohibition on employment by PREIT, which addresses immediate family members directly), and no independent trustee may have any relationships with PREIT that are substantially similar to any of the categories prohibited by the foregoing.

8.	Independent trustees shall satisfy any other independence criteria required by applicable law or regulation or established by the Board of Trustees.

The Board determined that the following 8 members of PREIT’s 13 member Board of Trustees satisfy the New York Stock Exchange’s independence requirements and PREIT’s guidelines: Dorrit J. Bern, Stephen B. Cohen, M. Walter D’Alessio, Rosemarie B. Greco, Leonard I. Korman, Ira M. Lubert, Donald F. Mazziotti and John J. Roberts. As a result of Ms. Greco’s decision not to stand for reelection at the 2011 Annual Meeting of Shareholders and the Board’s decision to decrease the number of trustees from 13 to 12, the Board will have 7 members out of a 12 member Board of Trustees that it has previously determined satisfy the New York Stock Exchange’s independence requirements and PREIT’s guidelines if all nominees for the position of trustee are elected at the 2011 Annual Meeting.

All members of each of the Compensation Committee, Audit Committee and Nominating and Governance Committee of PREIT’s Board of Trustees must be, and are, independent trustees. Members of the Audit Committee must also, and do, satisfy additional Securities and Exchange Commission independence requirements, which provide that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from PREIT or any of its subsidiaries other than compensation for serving on PREIT’s Board of Trustees or on committees of PREIT’s Board of Trustees.

Related Party Transactions Policy

PREIT’s Board of Trustees has adopted a written policy related to the review and approval or ratification of related party transactions. The procedures set forth in the policy do not replace or supersede any other policies or procedures related to the approval of transactions by PREIT as set forth in PREIT’s other corporate governance policies or as required by law.

The related party transactions policy requires that any related party transaction be reviewed and approved or ratified by a special committee comprised of independent trustees. The Board of Trustees has appointed M. Walter D’Alessio, Chair, Leonard I. Korman and Donald F. Mazziotti as the members of the Special Committee. Any member of the Special Committee with an interest in a related party transaction will not vote on the approval or ratification of that transaction, but may participate, to the extent requested by the Chair of the Special Committee, in the Special Committee’s consideration of that transaction.

Related parties that are covered by the policy include any executive officer, trustee, nominee for trustee or 5% shareholder of PREIT, any immediate family member of those persons, any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer or has a substantial ownership interest. Related party transaction means any transaction or series of similar transactions and any material amendment or modification to such a transaction:

•	involving an amount of at least $120,000 in which PREIT is a participant and in which a related party will have a direct or indirect material interest; and

•	that occurred subsequent to the adoption of the policy and has not previously been approved or ratified pursuant to the policy.

The related party transactions policy expressly excepts certain ordinary course transactions from the review, approval and ratification requirements of the policy.

The related party transactions policy requires executive officers and trustees of PREIT to notify PREIT’s General Counsel as soon as reasonably practicable of any potential related party transaction. PREIT’s General Counsel then determines whether the transaction requires compliance with the related party transactions policy. If the transaction is a related party transaction, full details of the transaction are submitted to the Special Committee. The Special Committee will then determine whether to ratify or approve the transaction. The Special Committee considers, among other things:

•	the terms of the transaction and whether the terms are fair to PREIT and are on the same basis as if the transaction did not involve a related party;

•	the reasons for PREIT to enter into the transaction;

•	whether the transaction would impair the independence of a non-employee trustee;

•	whether the transaction presents an improper conflict for any trustee or executive officer of PREIT; and

•	the materiality of the transaction.

As described below, PREIT’s 2008 acquisition of an interest in a partnership owning an office building located within the boundaries of Cherry Hill Mall was approved pursuant to PREIT’s related party transactions policy. None of the other transactions described below under “—Transactions with Management” were reviewed, ratified or approved pursuant to PREIT’s related party transactions policy because each of the transactions was either entered into before PREIT adopted the policy or is not considered to be a related party transaction under the terms of the policy. Each of the transactions described below were, to the extent deemed necessary and appropriate by the Board of Trustees, reviewed and approved by PREIT’s Board of Trustees and, as appropriate, the independent or non-employee members of PREIT’s Board of Trustees.

Transactions with Management

Cherry Hill Mall Office Building

On January 22, 2008, PREIT, PREIT Associates, L.P. and another subsidiary of PREIT entered into a Contribution Agreement with Bala Cynwyd Associates, L.P. (“BCA”), City Line Associates (“CLA”), Ronald Rubin, George Rubin, Joseph Coradino, and two other individuals to acquire all of the partnership interests in BCA. BCA had also entered into a tax deferred exchange agreement with the owners of One Cherry Hill Plaza, an office building located within the boundaries of PREIT’s Cherry Hill Mall (the “Office Building”), to acquire title to the Office Building in exchange for an office building located in Bala Cynwyd, Pennsylvania owned by BCA.

Ronald Rubin, George Rubin, Joseph Coradino and two other individuals owned 100% of CLA, which in turn directly or indirectly owned 100% of BCA immediately prior to the initial closing. Each of Ronald Rubin and George Rubin owned 40.53% of the partnership interests in CLA, and Joseph Coradino owned 3.16% of the partnership interests. At the initial closing under the Contribution Agreement in 2008 and in exchange for a 0.1% general partner interest and a 49.8% limited partner interest in BCA, PREIT made a capital contribution to BCA in an approximate amount of $3.93 million.

In June 2009, a second closing occurred pursuant to a put/call arrangement, at which time PREIT acquired an additional 49.9% of the limited partner interest in BCA for approximately $199,000 in cash and 140,745 units of Class A limited partnership interest (“Units”) in PREIT Associates, L.P. In September 2010, a third and final closing occurred pursuant to a put/call arrangement, at which time the remaining interest in BCA was acquired by PREIT in exchange for approximately 564 Units and a nominal amount of cash. None of Ronald Rubin, George Rubin or Joseph Coradino received any consideration from PREIT in connection with the first closing. At the second closing, Ronald Rubin received 60,208 Units, George Rubin received 60,208 Units, and Joseph Coradino received 4,691 Units, and at the third closing Ronald Rubin received 241 Units, George Rubin received 241 Units, and Joseph Coradino received 19 Units.

The acquisition of the Office Building was financed in part by a mortgage loan in the principal amount of $8.0 million. Approximately $7.4 million of the proceeds from the loan was applied toward the repayment of mortgage debt on the office building transferred by BCA in exchange for the Office Building.

PREIT and PREIT Associates have agreed to provide tax protection to Ronald Rubin, George Rubin, Joseph Coradino and the one other owner of CLA resulting from a sale of the Office Building during the eight years following the initial closing.

In accordance with PREIT’s related party transactions policy, the Special Committee considered and approved the terms of the transaction. The approval was subject to final approval of PREIT’s Board of Trustees, and the disinterested members of PREIT’s Board of Trustees approved the transaction.

Tax Protection Agreements

On October 8, 2004, PREIT signed an agreement to purchase 100% of the partnership interests in Cumberland Mall Associates, a New Jersey limited partnership that owned the Cumberland Mall in Vineland, New Jersey. On February 1, 2005, PREIT completed this purchase and the purchase of a vacant 1.7 acre undeveloped parcel adjacent to the mall. PREIT has agreed to provide tax protection to the prior owners of Cumberland Mall Associates for a period of eight years following the closing. Ronald Rubin and George F. Rubin are beneficiaries of this tax protection agreement.

This tax protection agreement requires PREIT to make payments to the respective counterparties if PREIT takes certain actions, such as selling the properties covered by the agreement, that trigger tax liabilities for the counterparties.

Other Transactions

PREIT-RUBIN, Inc. currently provides management, leasing and development services for seven properties owned by partnerships and other entities in which Ronald Rubin and George F. Rubin, collectively with members of their immediate families and affiliated entities, have significant ownership interests. Total revenue earned by PREIT-RUBIN, Inc. for such services was $0.6 million for the year ended December 31, 2010. In addition, the mother of Stephen B. Cohen, a trustee of PREIT, has an interest in one additional property for which PREIT-RUBIN, Inc. provides management, leasing and development services. Total revenues earned by PREIT-RUBIN, Inc. for such services were $0.4 million for the year ended December 31, 2010.

PREIT leases its principal executive offices from Bellevue Associates, an entity in which certain PREIT officers/trustees have an interest. The office lease has a 10 year term that commenced on November 1, 2004. PREIT has the option to renew the office lease for up to two additional five year periods at the then-current fair market rate calculated in accordance with the terms of the office lease. PREIT has the right on one occasion at any time during the seventh lease year (February 2011 through February 2012) to terminate the lease upon the satisfaction of certain conditions. PREIT rents approximately 68,100 square feet under the lease. PREIT’s base rent is $1.5 million per year during the second five years. PREIT’s total rent expense in 2010 was approximately $1.7 million. Ronald Rubin and George F. Rubin, collectively with members of their immediate families and affiliated entities, own approximately a 50% interest in Bellevue Associates.

Ronald Rubin and George F. Rubin are brothers. Two of George F. Rubin’s sons, Daniel Rubin and Timothy Rubin, are employed by subsidiaries of PREIT. Daniel Rubin is Vice President-Redevelopment of PREIT and his annual salary in 2010 was approximately $153,000 and in 2011 is approximately $156,000.

Timothy Rubin is Executive Vice President-Leasing of PREIT and his annual salary in 2010 was approximately $270,000 and in 2011 is approximately $276,000. In addition, Daniel Rubin received 4,626 restricted shares in 2010 with a grant date fair value of approximately $54,000, and his bonus with respect to 2010 was approximately $44,000, and Timothy Rubin received 13,899 restricted shares in 2010 with a grant date fair value of approximately $161,000, and his bonus with respect to 2010 was approximately $170,000. In addition, Timothy Rubin received restricted share units in 2010 worth approximately $207,000 on the grant date.

Compensation Committee Interlocks and Insider Participation

No member of PREIT’s Compensation Committee is or was during 2010 an employee, or is or ever has been an officer, of PREIT or its subsidiaries. No executive officer of PREIT served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of PREIT’s Board of Trustees or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires PREIT’s executive officers and trustees and persons who own more than ten percent of a registered class of PREIT’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish PREIT with copies of these reports. Based on PREIT’s review of the copies of the reports it has received, and written representations received from certain reporting persons with respect to the filing of reports on Forms 3, 4 and 5, PREIT believes that all filings required to be made under Section 16(a) by the reporting persons since the beginning of 2010 were made on a timely basis, except for one filing by Mr. Korman reporting 3,956 shares that were contributed on June 2, 2010 to a trust of which he is a co-trustee.

Audit Committee Report

PREIT’s Audit Committee is governed by an amended and restated charter that was originally approved and adopted by PREIT on April 14, 2004. PREIT’s Board of Trustees has determined that all of the members of the Audit Committee are independent based on New York Stock Exchange listing rules and PREIT’s own independence guidelines. Each member of the Audit Committee also meets the SEC’s additional independence requirements for audit committee members. In addition, PREIT’s Board of Trustees has determined that John J. Roberts is an “audit committee financial expert,” as defined by SEC rules.

PREIT’s management has primary responsibility for PREIT’s financial statements. KPMG LLP, PREIT’s independent auditor for 2010, is responsible for expressing an opinion on the conformity of PREIT’s audited financial statements with generally accepted accounting principles. Before PREIT’s annual report on Form 10-K for the year ended December 31, 2010 was filed with the SEC, the Audit Committee reviewed and discussed with management and KPMG the audited financial statements of PREIT for the year ended December 31, 2010, which included the consolidated balance sheets of PREIT as of December 31, 2010 and 2009, the related consolidated statements of operations, equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2010, and the notes thereto. In connection with this review, the Audit Committee, among other things:

•	made inquiries of PREIT’s internal auditor and KPMG with respect to the reliability and integrity of PREIT’s accounting policies and financial reporting practices; and

•	reviewed with KPMG its views on the quality of PREIT’s implementation of accounting principles, disclosure practices and use of accounting estimates in preparing the financial statements.

The Audit Committee discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), which include, among other items, matters related to the conduct of the audit of PREIT’s financial statements. The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to PREIT’s Board of Trustees that PREIT’s audited financial statements be included in PREIT’s Annual Report on Form 10-K for the year ended December 31, 2010.

SUBMITTED BY THE AUDIT COMMITTEE OF THE

BOARD OF TRUSTEES

John J. Roberts, Chair

Dorrit J. Bern

Stephen B. Cohen

Donald F. Mazziotti

Pre-Approval Policies and Procedures

In accordance with the SEC’s auditor independence rules, the Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by our independent auditor. The Audit Committee has delegated pre-approval authority between meetings of the Audit Committee to the chair of the Audit Committee. The fees listed in the table below were properly pre-approved. The Audit Committee or its chair considered the nature of the non-audit services provided by KPMG and determined that those services were compatible with the provision of independent audit services by KPMG.

Additional Information Regarding Our Independent Auditors

In addition to retaining KPMG to audit PREIT’s consolidated financial statements for 2010, PREIT retained KPMG to provide other auditing and advisory services in 2010. PREIT understands the need for KPMG to maintain objectivity and independence in its audit of PREIT’s financial statements.

The aggregate fees billed for professional services by KPMG in 2010 and 2009 for these various services were:

Type of Fees	2010	2009
Audit Fees	$777,000	$700,000
Audit-Related Fees	209,000	90,000
Tax Fees	75,000	84,900

Total	$1,061,000	$874,900

In the table above, in accordance with the Securities and Exchange Commission’s definitions and rules, “audit fees” are fees PREIT paid KPMG for professional services for the audit of PREIT’s consolidated financial statements included in PREIT’s Forms 10-K, review of financial statements included in PREIT’s Forms 10-Q and for services that are normally provided by the accountant in connection with the review of other filings and consents; “audit-related fees” are fees for comfort letters and for work performed in connection with S-3 and S-8 registration statements; and “tax fees” are fees for tax compliance, tax preparation and other tax consultation related to transactions consummated by PREIT during 2010 and 2009.

Principal Security Holders

The following table shows information concerning beneficial ownership of PREIT’s shares by the only persons known by PREIT as being the beneficial owner of more than 5% of PREIT’s common shares of beneficial interest based on PREIT’s review of publicly available filings made with the Securities and Exchange Commission by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of Date of Applicable SEC Filing		Percent of Outstanding Shares as of March 31, 2010
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,835,101	(1)	10.49%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,773,777	(2)	8.58%

(1)	As of December 31, 2010, the Vanguard Group, Inc. has sole voting power over 80,813 of the shares reported and sole dispositive power over 5,754,288 of the shares reported.

(2)	As of December 31, 2010, BlackRock, Inc. completed its acquisition of Barclays Global Investors, NA and substantially all of the entities owned by Barclays Global Investors, NA became BlackRock entities for purposes of schedule 13D/G filings. Blackrock Inc. has sole voting and dispositive power over all 4,773,777 of the shares reported. The shares are held in various BlackRock subsidiaries including BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Fund Managers Limited, BlackRock Asset Management Ireland Limited and BlackRock International Limited, none of which individually own 5% or more of the outstanding shares.

Incorporation by Reference

The information contained in this Proxy Statement under the headings “Compensation Committee Report” and “Audit Committee Report” is not “soliciting material,” nor is it “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that PREIT specifically incorporates such information by reference in a filing.

Shareholders’ Proposals

Under SEC rules, certain shareholder proposals may be included in PREIT’s proxy statement. Any shareholder desiring to have such a proposal included in PREIT’s proxy statement for the annual meeting to be held in 2012 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to PREIT’s executive offices by December 31, 2011.

Where a shareholder submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, the shareholder must comply with the procedures set forth in our trust agreement. The written proposal must be received by our secretary on or before March 5, 2012 but no earlier than February 3, 2012. The notice to our secretary must contain or be accompanied by the information required by Section 11.J of our trust agreement which includes, among other things: (i) the name and address of the shareholder intending to bring the business before the meeting; (ii) a representation as to the class, series and number of shares that such shareholder owns of record or beneficially and the respective date or dates on which such shareholder acquired such ownership; (iii) a description of all proxies, agreements, arrangements or understandings between the proposing shareholder and any other person or entity (naming each such person or entity) pursuant to which such shareholder has any right to vote any shares; (iv) the general nature of the business which such shareholder seeks to bring before the meeting and the text of the resolution or resolutions which the shareholder proposes that the shareholders adopt; (v) any material interest in such business by such shareholder, including any anticipated benefit; and (vi) with respect to such shareholder or affiliate of such shareholder, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any put, short position, hedged position, borrowing or lending of shares, synthetic or temporary ownership technique, swap, securities loan, option, warrant, convertible security, stock appreciation right, or any other right or security with a value derived, in part or in whole, from the value of any class or series of shares, directly or indirectly owned by such shareholder or affiliate of such shareholder) has been made, the effect or intent of which is to (A) mitigate loss to, or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any affiliate of such shareholder with respect to any shares, or (B) provide the shareholder or affiliate of such shareholder with an opportunity to receive directly or indirectly any gain from an increase or decrease in the value of the shares. In addition, the notice must be signed by a shareholder or shareholders entitled to vote at the meeting and holding, individually or collectively, at least two percent of the shares outstanding on the date of such notice. A copy of the full text of the relevant section of the trust agreement, which includes the complete list of the information that must be submitted to us before a shareholder may submit a proposal at the 2012 Annual Meeting, may be obtained upon written request directed to our secretary at our principal executive office. A copy of our trust agreement is also posted on our website at www.preit.com.

By Order of the Board of Trustees

Bruce Goldman

Secretary

April 27, 2011

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST THE BELLEVUE 200 S. BROAD STREET, 3rd FLOOR PHILADELPHIA, PA 19102	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Pennsylvania Real Estate Investment Trust in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE- 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.
VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

You are urged to sign and return this Proxy

so that you may be sure that these shares will be voted.

If you vote your proxy by Internet or telephone,

you do NOT need to mail back your proxy card.

You may view the Annual Report and Proxy Statement

on the Internet at www.preit.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW.	☐	☐	☐
Vote on Trustees
1.	ELECTION OF TRUSTEES:
NOMINEES:
01) Dorrit J. Bern	07) Ira M. Lubert

02) Stephen B. Cohen	08) Donald F. Mazziotti

03) Joseph F. Coradino	09) Mark E. Pasquerilla

04) M. Walter D’Alessio	10) John J. Roberts

05) Edward A. Glickman	11) George F. Rubin

06) Leonard I. Korman	12) Ronald Rubin

Vote on Proposals
The Board of Trustees recommends you vote FOR the following proposal:						For	Against	Abstain
2.	ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.					☐	☐	☐
The Board of Trustees recommends you vote “ONE YEAR” on the following proposal:
3.	ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.				1 Yr.	2 Yrs.	3 Yrs.	Abstain
					☐	☐	☐	☐
The Board of Trustees recommends you vote FOR the following proposals:
4.	RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2011.					For ☐	Against ☐	Abstain ☐
5.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
Yes No
	Please indicate if you plan to attend this meeting.	☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

Annual Meeting of Shareholders

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

June 2, 2011

This Proxy is solicited on behalf of the Board of Trustees

The undersigned, revoking all prior proxies, hereby appoints Ronald Rubin, Edward A. Glickman, M. Walter D’Alessio and Leonard I. Korman, and each and any of them, as proxies of the undersigned, with full power of substitution, to vote and act with respect to all shares of beneficial interest of Pennsylvania Real Estate Investment Trust held of record by the undersigned at the close of business on April 8, 2011 at the Annual Meeting of Shareholders to be held on Thursday, June 2, 2011 and at any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.

THE SHARES REPRESENTED BY THIS PROXY, WHEN DULY EXECUTED, WILL BE VOTED AS INSTRUCTED ON THE REVERSE SIDE. IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, FOR THE ONE YEAR OPTION FOR THE ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION AND FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2011.

(Continued on reverse side)